UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
HIMS & HERS HEALTH, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) below per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 29, 2022
Dear stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting” or the “2022 Annual Meeting”) of Hims & Hers Health, Inc., a Delaware corporation (“Hims & Hers,” the “Company,” “we,” “us,” or “our”), which will be held on Thursday, June 2, 2022 at 11:00 a.m. Pacific Time. You will be able to attend the Annual Meeting, submit your questions and vote online during the meeting by visiting www.virtualshareholdermeeting.com/HIMS2022. We believe a virtual meeting provides expanded access, improves communication, enables increased stockholder attendance and participation and provides cost savings for our stockholders and the Company.
The enclosed Notice of 2022 Annual Meeting of Shareholders and proxy statement includes details regarding admission and describes the proposals to be considered and voted upon at the Annual Meeting. We encourage you to read this information carefully.
Your vote is important. We hope you plan to virtually attend the Annual Meeting, but whether or not you plan to virtually attend the Annual Meeting, we hope you will vote as soon as possible. To ensure that your vote will be received and counted, please vote online, by telephone or by mailing your proxy card, in each case by following the instructions included with the proxy card. We urge you to read the accompanying materials regarding the matters to be voted on at the meeting and to submit your voting instructions using one of these voting options.
On behalf of the Board of Directors and senior management, I would like to express our appreciation for your continued support and interest in Hims & Hers.
Very truly yours,

Andrew Dudum
Chief Executive Officer, Director and Chairman of the Board

Hims & Hers Health, Inc.
2269 Chestnut Street, #523
San Francisco, California 94123
NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 2, 2022
Time and Date:	Thursday, June 2, 2022 at 11:00 a.m. Pacific Time.

Place:
The Annual Meeting will be completely virtual. You may attend the meeting, submit questions, and vote your shares electronically during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/HIMS2022.

Items of Business:	1.	To elect the 10 director nominees to serve until the 2023 annual meeting of stockholders;

	2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;

	3.	To approve, on an advisory basis, the compensation of our named executive officers;

	4.	To approve, on an advisory basis, the frequency of holding future advisory votes on executive compensation; and

	5.	To transact such other business as may properly come before the Annual Meeting or any continuation or adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

Adjournments and Postponements:
Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date:	You are entitled to vote if you were a stockholder of record as of the close of business on April 14, 2022.

Voting:
Your vote is important. We hope you plan to virtually attend the Annual Meeting, but whether or not you plan to virtually attend the Annual Meeting, we hope you will vote as soon as possible. To ensure that your vote will be received and counted, please vote online, by telephone or by mailing your proxy card, in each case by following the instructions included with the proxy card. We urge you to read the accompanying materials regarding the matters to be voted on at the meeting and to submit your voting instructions using one of these voting options.

If you have any questions regarding this information or the proxy materials, please visit the investor relations section of our website at https://investors.forhims.com or contact our investor relations department at investors@forhims.com.
By Order of the Board of Directors

Soleil Boughton Chief Legal Officer and Corporate Secretary
San Francisco, California
April 29, 2022
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 2, 2022: This notice of Annual Meeting, proxy statement and accompanying form of proxy card are being made available on or about April 29, 2022.
This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 are available free of charge at www.proxyvote.com.
The Board of Directors recommends that you vote “FOR” the election of all nominees for director in Proposal No. 1, “FOR” Proposal No. 2, “FOR” Proposal No. 3, and for every “ONE YEAR” in Proposal No. 4.

2022 PROXY STATEMENT OF HIMS & HERS HEALTH, INC.
i

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND VOTING
Why am I receiving these materials?
We have sent you this proxy statement, our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “2021 Annual Report”) and the proxy card, or collectively, the proxy materials, because the Board of Directors of Hims & Hers (our “Board,” “Board of Directors” or the “Hims & Hers Board of Directors”) is soliciting your proxy to vote at the Annual Meeting. This proxy statement summarizes the information you need to know in order to cast an informed vote at the Annual Meeting. You are invited to virtually attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to virtually attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below or on your proxy card to submit your proxy online or by telephone. We intend to begin mailing these proxy materials on or about April 29, 2022 to all stockholders of record entitled to vote at the Annual Meeting. Hims & Hers was a special purpose acquisition company called Oaktree Acquisition Corp (“OAC”) prior to the closing of the Business Combination on January 20, 2021. As used in the proxy statement, the term “Business Combination” represents the transactions contemplated by an agreement and plan of merger whereby the entities that previously comprised the business of Hims, Inc. (“Hims”) merged with and into subsidiaries of the Company. For further information on the Business Combination, please refer to our 2021 Annual Report.
Will I receive any other proxy materials?
Rules adopted by the Securities and Exchange Commission (the “SEC”) allow companies to send stockholders a notice of internet availability of proxy materials, rather than mail them full sets of proxy materials. This year, we chose to mail full packages of proxy materials to our stockholders. However, in the future we may take advantage of the internet distribution option. If, in the future, we choose to send such notices, they would contain instructions on how stockholders can access our notice of annual meeting and proxy statement online. They would also contain instructions on how stockholders could request to receive their materials electronically or in printed form on a one-time or ongoing basis.
What is a virtual Annual Meeting?
The Annual Meeting will be conducted as a virtual meeting of stockholders by means of a live webcast. We believe that hosting a virtual meeting will enable greater stockholder attendance and participation from any location, improved communication and cost savings to our stockholders, and support the health of our stockholders and employees given the ongoing coronavirus pandemic (“COVID-19”). You can virtually attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/HIMS2022, where, subject to the instructions provided below, you will be able to vote your shares and submit your questions during the meeting online. There will not be a physical meeting location and you will not be able to attend in person.
We invite you to virtually attend the Annual Meeting and request that you vote on the proposals described in this proxy statement. However, you do not need to attend the virtual meeting to vote your shares. Instead, to ensure that your vote will be received and counted, you may vote online, by telephone, or by completing and mailing your proxy card, as described below.
The Annual Meeting begins at 11:00 a.m. Pacific Time. We encourage you to access the meeting website prior to the start time to allow time for check-in. Follow the instructions in your proxy materials or proxy card to access the Annual Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting log-in page.
You do not need to register to attend the Annual Meeting webcast. However, if you do not register and attend the Annual Meeting as a guest (non-stockholder), you will not have the option to vote your shares or ask questions during the virtual meeting. Questions pertinent to meeting matters will be answered during the Annual Meeting, subject to time constraints. Questions regarding personal matters, including those related to employment, are not pertinent to meeting matters and, therefore, will not be answered.

What am I voting on?
There are four matters scheduled for a vote:
1.	The election of ten directors to serve until the 2023 annual meeting of stockholders.
2.	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.
3.	To approve, on an advisory basis, the compensation of our named executive officers.
4.	To approve, on an advisory basis, the frequency of holding future advisory votes on executive compensation.
What is the recommendation of the Board of Directors on each of the matters scheduled to be voted on at the Annual Meeting?
The Board recommends that you vote:
•	FOR the election of each of the ten director nominees to the Board;
•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;
•	FOR advisory approval of the compensation of the Company’s named executive officers, as disclosed in this proxy statement; and
•	For every “ONE YEAR” for holding an advisory vote on executive compensation.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on April 14, 2022 will be entitled to vote at the Annual Meeting. As of the record date, there were 197,601,454 shares of Company’s Class A Common Stock (“Class A Common Stock”) and 8,377,623 shares of the Company’s Class V Common Stock (“Class V Common Stock”) outstanding. The holders of our Class A Common Stock have the right to one vote for each share of Class A Common Stock they held as of the record date and the holders of our Class V Common Stock have the right to 175 votes for each share of Class V Common Stock they held as of the record date. The holders of our Class A Common Stock and Class V Common Stock are voting as a single class on all matters presented at the Annual Meeting.
Stockholders of Record. If shares of our capital stock are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and the proxy materials were provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”
Street Name Stockholders. If shares of our capital stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the proxy materials were forwarded to you by your broker, bank or other nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting.
How do I vote?
Stockholder of Record: Shares Registered in Your Name
Stockholders of record may vote online, by telephone or by mail as described below. Stockholders also may attend the virtual meeting and vote electronically. The method you use to vote will not limit your right to vote at the Annual Meeting if you decide to virtually attend the Annual Meeting.
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You may vote online by logging in at www.proxyvote.com and following the instructions for internet voting on the proxy card or on the instructions that accompanied your proxy materials. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on June 1, 2022. Easy-to-follow instructions allow you to vote your shares and confirm that your instructions have been properly recorded.

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You may vote by telephone by dialing 1-800-690-6903 and following the instructions for voting by phone on the proxy card mailed to you. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on June 1, 2022. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

•	You may vote by completing, signing and dating the enclosed proxy card and returning it in the envelope provided.
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You may vote electronically at the Annual Meeting by going to www.virtualshareholdermeeting.com/HIMS2022 and using your unique control number that was included in the proxy materials that you received in the mail to log in. You will need your unique control number to authenticate into the Annual Meeting.

Street Name Stockholder: Shares Registered in the Name of a Broker or Bank
As a street name stockholder, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions provided by your broker, bank or other nominee. You are also invited to attend the Annual Meeting. The proxy materials you receive from your broker, bank or other nominee will include your unique control number. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.
What if I return a proxy card but do not make specific choices?
If you return a signed and dated proxy card without marking any voting selections, your shares will be voted in accordance with the recommendations of our Board stated above, namely: (i) “FOR” the election of all ten of our existing directors to serve until the 2023 annual meeting of stockholders; (ii) “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; (iii) “FOR” advisory approval of our executive compensation; and (iv) For “ONE YEAR” as the preferred frequency of holding future advisory votes on our executive compensation. However, if you are a street name stockholder, you must provide voting instructions to your broker, bank or other nominee in accordance with their instructions in order for your shares to be properly voted. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.
Could other matters be decided at the Annual Meeting?
As of the date of this proxy statement, we do not know of any matters to be raised at the Annual Meeting other than those referred to in this proxy statement. If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.
What does it mean if I receive more than one set of proxy materials?
If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before the final vote at the meeting. A stockholder of record may revoke a proxy in any one of three ways:
•	You may submit another properly completed proxy card with a later date.
•	You may send a written notice that you are revoking your proxy to Hims & Hers Health, Inc., 2269 Chestnut Street, #523, San Francisco, California 94123, Attention: Corporate Secretary.
•
You may virtually attend the Annual Meeting and vote electronically by going to www.virtualshareholdermeeting.com/HIMS2022 and using your unique control number that was included in the Proxy Materials that you received in the mail. Simply attending the meeting will not, by itself, revoke your proxy.

If you are a street name stockholder, you must contact your bank, broker or other nominee in order to find out how to change your vote.
Who will solicit proxies on behalf of our Board of Directors?
Proxies may be solicited on behalf of our Board by our directors and employees. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. We may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to street name stockholders.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of shares of Class A Common Stock and Class V Common Stock outstanding as of April 14, 2022, the record date, are present or represented by proxy. Abstentions and broker non-votes will be counted towards the quorum requirement.
How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; with respect to Proposals No. 2 and 3, votes “For,” “Against,” abstentions and, if applicable, broker non-votes; and with respect to Proposal No. 4, “One Year,” “Two Years,” “Three Years,” abstentions and broker non-votes.
What is the vote required for each proposal?
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For Proposal 1, directors are elected by a plurality of the votes properly cast in person or by proxy and entitled to vote thereon to be approved. No cumulative voting is permitted. The ten nominees receiving the highest number of “For” votes will be elected. Abstentions and broker non-votes, as applicable, are not considered votes cast and, therefore, will not have any effect on the election of directors.

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For Proposal 2, to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022, such proposal must receive a “For” vote from the majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes, as applicable, are not considered votes cast and, therefore, will not have any effect on the outcome of the vote.

•
For Proposal 3, to approve, on an advisory basis, the compensation of our named executive officers, such proposal must receive a “For” vote from the majority of the votes properly cast in person or by proxy and entitled to vote thereon to be approved. Abstentions and broker non-votes, as applicable, are not considered votes cast and, therefore, will not have any effect on the outcome of the vote.

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For Proposal 4, the frequency receiving the highest number of votes cast by stockholders will be considered the frequency, on an advisory basis, of holding future advisory votes on executive compensation that is preferred by our stockholders. You may indicate whether you would prefer an advisory vote on executive compensation every “one year,” “two years” or “three years”, or you may “abstain” from voting on the proposal. The Board of Directors and our compensation committee intend to consider the outcome of the vote when determining how often we should submit to stockholders an advisory vote to approve the compensation of our named executive officers. Abstentions and broker non-votes, as applicable, are not considered votes cast and, therefore, will not have any effect on the outcome of the vote.

What is a “broker non-vote”?
A broker non-vote occurs when shares held through a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at its discretion. Under current New York Stock Exchange (“NYSE”) interpretations that govern broker non-votes, Proposal 1 – regarding the election of directors, Proposal 3 – regarding the non-binding advisory vote on our executive compensation, and Proposal 4 – regarding the annual frequency of the non-binding advisory vote on our executive compensation, are considered non-routine matters, and a broker will lack the authority to vote uninstructed shares at their discretion on such proposals. Proposal 2, regarding the appointment of KPMG LLP as our independent registered public accounting firm, is considered a routine matter, and as a result brokers will be permitted to exercise their discretionary authority to vote for the ratification of the appointment of auditors. We encourage you to provide voting instructions to your broker, whether or not you plan to attend the Annual Meeting.
How will my shares be voted if I mark “Abstain” on my proxy card?
We will count a properly executed proxy card marked “Abstain” as present for purposes of determining whether a quorum is present, but the shares represented by that proxy card will not be voted at the Annual Meeting for the proposals so marked.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. Final voting results will be available on a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE
DIRECTORS AND EXECUTIVE OFFICERS
Our directors and executive officers, and certain information about each of them as of March 30, 2022, are set forth below.
Our Executive Officers
Age 33 Chief Executive Officer and Chairman of the Board
Andrew Dudum

Mr. Dudum has served as our Chief Executive Officer and Chairman of our Board of Directors since the consummation of the Business Combination. Mr. Dudum is our co-founder and has been the Chief Executive Officer and a director of Hims, Inc. since September 2016. Mr. Dudum is a Co-Founder of startup studio and investment fund Atomic Labs, LLC, where he has co-founded over a dozen companies including Bungalow, Homebound, TalkIQ, and Terminal, since 2013. Mr. Dudum is a serial founder, active angel investor and advisor to various startup companies, including Cherubic Ventures, a China and U.S. based early-stage venture capital firm. Mr. Dudum was named to Fortune’s 40 Under 40 list in 2020. Mr. Dudum received a B.A. in Management and Economics from the Wharton School at the University of Pennsylvania.

Age 36 Chief Financial Officer
Oluyemi Okupe

Mr. Okupe joined the Company as our Chief Financial Officer in January 2022. Prior to joining the Company, Mr. Okupe served as Chief Financial Officer of Hipcamp from June 2021 to January 2022. He served as Divisional CFO, Mobility of Uber from March 2020 to June 2021 and as Divisional CFO, Uber Eats from June 2019 to March 2020. Previously, Mr. Okupe served as Divisional CFO for Braintree Payment Solutions LLC, a division of PayPal, from March 2017 to June 2019 and as Head of Financial Planning and Analysis, Braintree from April 2016 to March 2017. Prior to that, Mr. Okupe was Finance Lead, Google Commerce at Google from 2014 to 2016 and served in various finance roles at eBay and PayPal, a division of eBay, from 2011 to 2014. Mr. Okupe is a Chartered Financial Analyst® charterholder and is also licensed as a Certified Public Accountant in Illinois. He holds an M.B.A. from Stanford University Graduate School of Business and a bachelor’s degree in civil engineering from the University of California, Davis.

Age 44 Chief Operating Officer
Melissa Baird

Ms. Baird has served as our Chief Operating Officer since the consummation of the Business Combination and has held the same role at Hims, Inc. since February 2018. Ms. Baird brings more than ten years of operations and technology management in the consumer space to us as well as over 10 years of scientific research experience. Prior to serving as our Chief Operating Officer, from July 2016 to January 2018 Ms. Baird was Vice President of Systems and Procedures for Draper James. From December 2015 to July 2016, Ms. Baird served as the General Manager of Onefinestay. Prior to that, Ms. Baird was with Bonobos from September 2013 to November 2015, ultimately serving as the Vice President of Operations and Product Management. From May 2011 to September 2013, Ms. Baird served as the Product Manager of Supply Chain Operations for Zulily, with responsibility for bringing Zulily’s fulfillment operations in-house and scaling operations through technology programs. From January 2001 to May 2011, Ms. Baird held a variety of scientific research roles at the University of Washington and the National Oceanic and Atmospheric Administration, ranging from Lab Technician to Geneticist. Ms. Baird obtained a B.S. in Biological Sciences from the University of Missouri.

Age 44 Chief Legal Officer
Soleil Boughton

Ms. Boughton has served as our Chief Legal Officer and Corporate Secretary since the consummation of the Business Combination. Ms. Boughton joined Hims, Inc. in October 2018 to oversee the company’s legal department and public policy activities. Ms. Boughton brings over 18 years of healthcare law experience to the Company, and has represented digital health companies, hospitals, health systems and other healthcare and life sciences companies across all aspects of a company’s life cycle. Ms. Boughton was in-house healthcare counsel for Google’s Cloud Healthcare & Life Sciences from October 2017 to October 2018. Prior to that, Ms. Boughton was a Partner in the Healthcare & Life Sciences group of Jones Day from January 2015 to October 2017, where she primarily represented direct-to-consumer telehealth and other digital health companies. Ms. Boughton obtained a B.A. from Pomona College and a J.D. from the UCLA School of Law.

Our Non-Employee Directors
Age 47 Director Compensation Committee
Alex Bard

Mr. Bard has served on our Board of Directors since the consummation of the Business Combination and served as a member of the Board of Directors of Hims, Inc. since December 2017. Since July 2017, Mr. Bard has served as a Managing Director at Redpoint Ventures. From September 2014 to July 2017, Mr. Bard served as Chief Executive Officer at Campaign Monitor. From September 2011 to September 2014, Mr. Bard served as Executive Vice President & General Manager of the Service Cloud business at Salesforce.com, which acquired Assistly, Inc., where Mr. Bard served as Founder and Chief Executive Officer from October 2009 to September 2011. Mr. Bard currently serves as a member of the board of directors of several privately held companies. Mr. Bard received a B.A. degree from Stony Brook University. We believe Mr. Bard is qualified to serve on our Board of Directors because of his extensive operational and management experience, as well as his expertise as a venture capital investor and advisor to technology companies.

Age 39 Director Audit Committee
Ambar Bhattacharyya

Mr. Bhattacharyya joined our Board of Directors in March 2021. Since 2015, Mr. Bhattacharyya has served as a managing director of Maverick Ventures, which serves as the private investment arm of Maverick Capital. Prior to joining Maverick Ventures, Mr. Bhattacharyya worked at Bessemer Venture Partners and Bain Capital Ventures. Mr. Bhattacharyya received a B.S. in Finance and a B.A. in Management from the University of Pennsylvania and an M.B.A. from Harvard Business School. We believe Mr. Bhattacharyya is qualified to serve on our Board of Directors given his significant experience advising rapidly growing technology companies and his knowledge of and experience in corporate finance.

Age 64 Director
Dr. Patrick Carroll, M.D.

Dr. Carroll joined our Board of Directors in February 2022. He is currently the Chief Medical Officer of Vida Health, a virtual care company designed to treat mental and physical conditions together. Previously, Dr. Carroll was Chief Medical Officer of Hims & Hers from the consummation of the Business Combination until January 2022 and held the same role at Hims, Inc. since June 2019, where he oversaw all matters pertaining to provision of care, clinical outcomes, patient safety, healthcare information systems and strategic initiatives and programs for the Hims & Hers platform and business model. Prior to joining Hims & Hers, Dr. Carroll was the Group Vice President and Chief Medical Officer of Walgreens Company from May 2014 to June 2019. Prior to joining Walgreens in May 2014, Dr. Carroll served in various roles at Integrated Care Partners, Hartford HealthCare and Granite Medical Group. Dr. Carroll received his bachelor’s degree from the College of the Holy Cross and his medical degree from Dartmouth Medical School. Dr. Carroll is Board Certified in Family Practice and in Adolescent Medicine. Dr. Carroll is a board member of ChristianaCare. We believe Dr. Carroll is qualified to serve on our Board of Directors given his significant medical experience and experience working in management and advisory roles.

Age 81 Director
Dr. Delos Cosgrove, M.D.

Dr. Cosgrove has served on our Board of Directors since the consummation of the Business Combination. Dr. Cosgrove was a board observer for Hims, Inc. from October 2019 until formally becoming a member of the Board of Directors in September 2020. Dr. Cosgrove has also served as the Executive Advisory for The Cleveland Clinic since December 2017. From January 2004 to December 2017, Dr. Cosgrove served as the President and Chief Executive Officer of the Cleveland Clinic. Dr. Cosgrove obtained a B.A. in Biology from Williams College and M.D. from University of Virginia School of Medicine. After medical school, Dr. Cosgrove served as Chief of USAF in the Casualty Staging Flight in Da Nang, Republic of Vietnam and as a surgeon at Hamilton AFB in California. He also received medical training at various hospitals including Strong Memorial Hospital in New York, Massachusetts General Hospital, Brook General Hospital in England and Boston Children’s Hospital in Massachusetts. We believe Dr. Cosgrove is qualified to serve on our Board of Directors because of his significant medical training and experience in management and advisory roles.

Age 50 Director Compensation Committee
Kirsten Green

Ms. Green has served on our Board of Directors since the consummation of the Business Combination. Ms. Green was a board observer for Hims, Inc. from June 2018 until formally becoming a member of the Board of Directors in September 2020. Ms. Green is currently the Founder and Managing Director of Forerunner Ventures and has been in this role since Forerunner’s inception in 2010. Currently, Ms. Green also serves on the board of directors of Nordstrom, Inc., Glossier, Draper James, Rockets of Awesome, Ritual, Prose, Faire, the Yes, Curated and Modern Fertility. Prior to founding Forerunner in 2010, Ms. Green served as a Senior Accountant at Deloitte for three years, an Associate at Donaldson, Lufkin & Jenrette for one year and Vice President of Banc of America Securities for five years. Ms. Green obtained a B.A. in Business Economics from UCLA and holds a CPA license and CFA certification. We believe Ms. Green is qualified to serve on our Board of Directors because of her experience with and knowledge of the business of Hims & Hers and her experience as a venture capital investor and advisor.

Age 42 Lead Independent Director Chair, Compensation Committee
Jules Maltz

Mr. Maltz has served on our Board of Directors since the consummation of the Business Combination and served as a member of the Board of Directors of Hims, Inc. since April 2019. Mr. Maltz joined Institutional Venture Partners in August 2008, where he is currently a General Partner, and has over 15 years of venture capital and start-up experience. Mr. Maltz focuses on later-stage venture investments in rapidly growing software and Internet companies. Mr. Maltz is currently a board member of G2, Hopin, Indiegogo, Tala and Veriff, and was previously a board member of NerdWallet, Oportun, RetailMeNot, TuneIn, Buddy Media and Yext. Prior to joining Institutional Venture Partners in 2008, Mr. Maltz worked for 3i, a leading global venture capital firm. Mr. Maltz received a B.A. in economics from Yale University and an M.B.A. from Stanford University. We believe Mr. Maltz is qualified to serve on our Board of Directors because of his extensive experience investing in and advising rapidly growing emerging growth companies.

Age 45 Director Audit Committee
Lynne Chou O’Keefe

Mrs. O’Keefe has served on our Board of Directors since the consummation of the Business Combination and served as a member of the Board of Directors of Hims, Inc. since November 2020. Mrs. O’Keefe’s experience includes both healthcare operating and investing roles over the past 19 years. Mrs. O’Keefe has served as the Founder and Managing Partner of Define Ventures since October 2018 and serves on the boards of private companies including Lightship, Tia, and Folx Health. Previously, Ms. O’Keefe was a Partner in the Life Sciences Group of Kleiner Perkins from June 2013 to October 2018. Mrs. O’Keefe has previously served on the boards of private companies including Livongo and multiple other companies. Mrs. O’Keefe received a B.S. in Industrial Engineering from Stanford University and an M.B.A. from Harvard Business School. We believe Mrs. O’Keefe is qualified to serve on our Board of Directors because of her experience in both operational and investing roles in the healthcare space and her knowledge of and experience with other telehealth businesses.

Age 41 Director
Andrea Perez

Ms. Perez joined our Board of Directors in March 2021. Ms. Perez is the Global Vice President and General Manager for Brand Jordan’s Women’s Division at Nike, a position she has held since October 2017. Prior to this role, she held several other positions at Nike including VP/GM for Jordan Kids from October 2017 to June 2020; General Manager for North America Soccer from November 2014 to October 2017; and Senior Brand Director for Global Football (soccer) and Global Brand Director for Tennis from December 2011 to November 2014. Ms. Perez was a co-founder of the Women of Nike employee group, and currently serves as chair of the governance committee for the Women’s Sport Foundation. She also serves on several advisory boards for local and global start-ups in the food and technology sector. Ms. Perez received a B.A. in Marketing from Tecnologico de Monterrey and an M.B.A. from Dartmouth’s Tuck School of Business, with a Julia Stell Award for Outstanding Leadership. We believe Ms. Perez is qualified to serve on our Board of Directors given her experience at high profile consumer brands and her years of leadership experience running a division focused on women’s products.

Age 50 Director Chair, Audit Committee
David Wells

Mr. Wells has served on our Board of Directors since the consummation of the Business Combination and served on the Board of Directors of Hims, Inc. since September 2020. Mr. Wells is considered an audit committee financial expert, having served as a public company Chief Financial Officer and audit committee chair. He most recently served as the Chief Financial Officer of Netflix from December 2010 to January 2019. During his time at Netflix, Mr. Wells served as overall head of Financial Planning & Analysis and spent two years, from July 2015 to July 2017, in the Netherlands as part of the build-up of Netflix’s European operations. Since 2015, he has served on the board of directors of The Trade Desk, a public company that provides a technology platform for advertising buyers, and is that company’s audit committee chair and a member of its compensation committee. Since 2019, Mr. Wells has served as a board member of Wise PLC, a company specializing in instant cross-border money transfer, where he is Chair of the Board and has served on the Audit & Risk and the Remuneration (Compensation) Committees. Mr. Wells received a B.S. in Commerce and English from the University of Virginia and an M.B.S./M.P.P. Magna Cum Laude from the University of Chicago. We believe Mr. Wells is qualified to serve on our Board of Directors because of his experience as a public company Chief Financial Officer and financial expertise.

CORPORATE GOVERNANCE AND BOARD MATTERS
Controlled Company Exemption
We are a “controlled company” within the meaning of the corporate governance standards of the NYSE because Mr. Dudum beneficially owns shares of our Class A Common Stock and Class V Common Stock representing more than 50% of the total voting power of the outstanding shares of our capital stock. As a “controlled company,” we may elect not to comply with the following NYSE rules regarding corporate governance:
•	the requirement that a majority of our Board consist of independent directors;
•	the requirement to have a nominating and corporate governance committee composed entirely of independent directors and a written charter addressing the committee’s purpose and responsibilities;
•	the requirement to have a compensation committee composed entirely of independent directors and a written charter addressing the committee’s purpose and responsibilities; and
•	the requirement of an annual performance evaluation of the nominating and corporate governance and compensation committees.
We may elect to utilize one or more of these exemptions for so long as we remain a “controlled company.” Notwithstanding the availability of these exemptions, our Board currently consists of a majority of directors who qualify as “independent” under the rules of the NYSE. Additionally, as described below, we maintain both an audit committee and a compensation committee that consist entirely of independent directors, and conduct an annual performance evaluation of our audit and compensation committees. We do not have a nominating and corporate governance committee, as the Board believes that it is in the best interests of the Company to rely on the insight and expertise of all directors in the nominating process. The typical functions of this committee are addressed by our full Board.
Independence of the Board of Directors
Under our Corporate Governance Guidelines and the NYSE rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with us or any of our subsidiaries and that the NYSE’s per se bars to determining a director independent have not been triggered.
Our Board has undertaken a review of its composition, the composition of its committees and the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that none of Mr. Bard, Mr. Bhattacharyya, Dr. Cosgrove, Ms. Green, Mr. Maltz, Ms. O’Keefe, Ms. Perez and Mr. Wells, representing eight of our ten directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors qualifies as “independent” as that term is defined under the rules of the NYSE. In making these determinations, our Board considered the relationships that each non-employee director has with us and all other facts and circumstances the Board deemed relevant in determining their independence, including the director’s beneficial ownership of our common stock and the relationships of our non-employee directors with certain of our significant stockholders.
Board Leadership Structure
Our Corporate Governance Guidelines provide that the Board may separate or combine the roles of the Chairman of the Board and Chief Executive Officer when and if it deems advisable and in the best interest of the Company and its stockholders to do so. Currently, the roles are combined, with Mr. Dudum serving as Chief Executive Officer and Chairman of our Board. The Board will continue to periodically review our leadership structure and make such changes in the future as it deems appropriate and in the best interests of the Company and its stockholders.
Our Corporate Governance Guidelines further provide that, if the Chairman of the Board does not qualify as independent, the Board will appoint an independent director as the “Lead Independent Director” to facilitate communications among management, the independent directors, and the Chairman of the Board. The Lead

Independent Director’s responsibilities include actively participating in setting agendas for Board meetings, presiding at executive sessions of the Board, and performing such other duties as specified by the Board. Mr. Maltz currently serves as our Lead Independent Director.
Information Regarding the Board and its Committees
Prior to the Business Combination, the board of directors of OAC had three standing committees: an audit committee, a compensation committee and a nominating committee. In connection with the consummation of the Business Combination and the contemporaneous disbanding of these committees, our Board formed and constituted our audit committee and compensation committee in January 2021. Our Board does not have a nominating and corporate governance committee. Our Board may establish other committees to facilitate the management of our business. Our Board and its committees set schedules for meetings throughout the year and can also act by written consent from time to time, as appropriate. Our Board delegated various responsibilities and authority to its committees as generally described below. The committees regularly report on their activities and actions to the full Board. Each member of the audit committee and compensation committee qualifies as an independent director in accordance with the listing standards of the NYSE. Each committee has a written charter that has been approved by the full Board. Members serve on these committees until their resignation or until otherwise determined by our Board.
Our audit committee charter and compensation committee charter can be found in the investor relations section of our website at https://investors.forhims.com/governance. Below is a description of each committee of our Board.
Audit Committee
The members of our audit committee are Ambar Bhattacharyya, Lynne Chou O’Keefe and David Wells, each of whom can read and understand fundamental financial statements. Mr. Wells is the chair of the audit committee. Our Board has determined that each of our audit committee members is independent under the rules and regulations of the SEC and the NYSE listing standards applicable to audit committee members. Our Board has determined that Mr. Bhattacharyya is financially literate and that Ms. O’Keefe and Mr. Wells each qualifies as an audit committee financial expert within the meaning of SEC regulations and have accounting or related financial management expertise under the NYSE listing standards.
Our audit committee assists the Board with its oversight of the following: the integrity of our financial statements; our compliance with legal and regulatory requirements; the qualifications, independence, and performance of the independent registered public accounting firm; and the design and implementation of our internal audit function and risk assessment and risk management, including the review of our cybersecurity and other information technology risks, controls and procedures, including our plans to mitigate and respond to cybersecurity risks or breaches. Among other things, our audit committee is responsible for reviewing and discussing with our management the adequacy and effectiveness of our disclosure controls and procedures and our internal controls. The audit committee also discusses with our management and independent registered public accounting firm the annual audit plan and scope of audit activities, scope and timing of the annual audit of our financial statements, and the results of the audit, quarterly reviews of our financial statements and, as appropriate, initiates inquiries into certain aspects of our financial affairs. Our audit committee is responsible for establishing and overseeing procedures for the receipt, retention, and treatment of any complaints regarding accounting, internal accounting controls or auditing matters, as well as for the confidential and anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters. In addition, our audit committee has direct responsibility for the appointment, compensation, retention, and oversight of the work of our independent registered public accounting firm. Our audit committee has sole authority to approve the hiring and discharging of our independent registered public accounting firm, all audit engagement terms and fees, and all permissible non-audit engagements with the independent auditor. Our audit committee reviews and oversees all related person transactions in accordance with our policies and procedures.
Compensation Committee
The members of our compensation committee are Jules Maltz, Alex Bard, and Kirsten Green. Mr. Maltz is the chair of the compensation committee. Our Board has determined that each member of our compensation committee is independent under the rules and regulations of the SEC and the NYSE listing standards applicable to compensation committee members. Our compensation committee assists the Board in discharging certain of its responsibilities with respect to compensating our executive officers, and the administration and review of our incentive plans for employee and other service providers, including our equity incentive plans, and certain other matters related to our compensation programs. The compensation committee reviews and approves the form and amount of compensation awarded to the Chief Executive Officer, and in consultation with the Chief Executive Officer, to all other Section 16 officers. The compensation committee also recommends to our Board the form and amount of cash- and equity-based and other compensation to be paid to the non-employee members of the Board.
Compensation Committee Processes and Procedures
The compensation committee plans to meet no less than quarterly, generally in connection with regularly scheduled Board meetings, and may otherwise meet at such times and places as the committee determines. The agenda for each meeting is usually developed by the chair of the compensation committee, in consultation with the Chief Executive Officer and Chief Legal Officer. The compensation committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the compensation committee to make presentations, provide financial or other background information or advice or otherwise participate in compensation committee meetings. The Chief Executive Officer may not be present during voting or deliberations of the compensation committee regarding his compensation. The charter of the compensation committee grants the committee full access to all books, records, facilities and personnel of the Company. In addition, the compensation committee has the authority, in its sole discretion, to retain or obtain the advice of compensation consultants, legal counsel, or other advisors of its choosing, and the Company must provide for appropriate funding for payment of reasonable fees to any such advisor retained by the committee. The compensation committee has direct responsibility for the appointment, compensation and oversight of the work of any such advisors engaged for the purpose of advising the committee. Under its charter, the compensation committee may select, or receive advice from, a compensation consultant, legal counsel or other advisor to the compensation committee, other than in-house legal counsel and certain other types of advisors, only after taking into consideration six factors, prescribed by the SEC and NYSE, that bear upon the advisor’s independence; however, there is no requirement that any advisor be independent.
During the fiscal year ended December 31, 2021, the compensation committee engaged the services of Compensia, Inc. (“Compensia”), a national compensation consulting firm, to advise the compensation committee regarding the amount and types of compensation provided to our executive officers and non-employee directors. Compensia does not provide any services to us other than the services provided to the compensation committee. The compensation committee has assessed the independence of Compensia pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would prevent Compensia from independently representing the compensation committee.
Family Relationships
There are no family relationships among any of our directors or executive officers.
DIRECTOR CRITERIA AND NOMINATION PROCESS
The Board will evaluate candidates for membership on the Board, including candidates nominated or recommended by stockholders, based on criteria established by the Board and as set forth in the Board’s Policies and Procedures for Director Candidates. As part of this process, the Board will oversee an annual evaluation of the performance of the Board as a whole and of individual directors, and it will evaluate the qualifications and performance of Board members eligible for reelection at the annual meeting of stockholders. Specifically, in its evaluation of director candidates, including the members of the Board eligible for reelection, the Board seeks to achieve a balance of knowledge, experience, and capability on the Board and considers the following: the current size and composition of the Board and the needs of the Board and the respective committees of the Board; the range and diversity of expertise and perspective of the Board in areas relevant to the Company’s business; such issues as character, judgment, diversity, age, independence, expertise, experience, length of service, other commitments and the like; and such other factors as the Board may consider appropriate.
While the Board has not established specific minimum qualifications for director candidates, the Board believes that candidates and nominees should reflect a Board that is comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have broad, business related knowledge and experience at the policy-making level in business, government, or technology, including their understanding of the Company’s industry and business in particular, (iv) have individual qualifications, relationships, and experience that would increase the overall effectiveness of the Board, (v) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members, (vi) are committed to enhancing stockholder value, and (vii) have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. In evaluating the candidates, the Board does not assign any particular weighting or priority to various factors. With regard to candidates who are properly recommended by stockholders or by other means, the Board will review the qualifications of any such candidate, which review may, in the Board’s discretion, include interviewing references for the candidate, performing background checks, direct interviews with the candidate, or other actions that the Board deems necessary or proper.
Additionally, the Board does not have a specific diversity policy, but considers diversity of race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for board membership. The pie charts below summarize the self-identified gender, sexual orientation and demographic diversity attributes of our Board members:

The Board will apply the qualifications and principles discussed above when evaluating candidates to the Board who may be elected initially by the full Board to fill vacancies or add additional directors prior to the annual meeting of stockholders at which directors are elected. After completing its review and evaluation of director candidates, the Board selects the director nominees.
It is the policy of the Board to consider stockholder recommendations for director candidates. Stockholder recommendations for candidates to the Board must be received by December 31st of the year prior to the year in which the recommended candidates will be considered for nomination, must be directed in writing to Hims & Hers Health, Inc., 2269 Chestnut Street, #523, San Francisco, California 94123, Attention: Corporate Secretary, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and the Company within the last three years, and evidence of the recommending person’s ownership of Company stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for membership on the Board, including issues of character, judgment, diversity, age, independence, expertise, experience, length of service, other commitments and the like, personal references, and an indication of the candidate’s willingness to serve. The Board may request additional information regarding recommended candidates.

Stockholder nominations to the Board must meet the requirements set forth in the Company’s bylaws. Under these requirements, nominations for election to the Board may be made at a meeting of stockholders by any stockholder entitled to vote in the election of directors who provides timely written notice to the Secretary of the Company. In order to be timely, a stockholder’s notice must be delivered to or mailed and received by the Secretary of the Company at the principal executive offices of the Company within the time period specified in the bylaws.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Mr. Maltz, Mr. Bard, and Ms. Green each served on our compensation committee during 2021. None of the members of our compensation committee has ever been a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our Board or the compensation committee thereof.
BOARD OVERSIGHT OF RISK
One of the key functions of our Board is informed oversight of our risk management process. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. For example, our audit committee is responsible for overseeing the management of risks associated with our financial reporting, accounting, auditing and cybersecurity matters, and our compensation committee oversees the management of risks associated with compensation policies and programs.
COMMUNICATIONS WITH OUR BOARD OF DIRECTORS
Stockholders and any interested parties may communicate directly with the independent directors either by writing to the Board, a Board committee, or an individual director at the Company’s principal executive offices or by emailing directors@forhims.com. Management receives all letters and emails sent, and forwards proper communications to the Board, a Board committee, or an individual director, who facilitates an appropriate response. Management generally will not forward communications that are primarily solicitations for products or services, matters of a personal nature that are not relevant for stockholders, matters that are of a type that render them improper or irrelevant to the functioning of the Board, or requests for general information about the Company.
BOARD AND BOARD COMMITTEE MEETINGS AND ATTENDANCE
During the year ended December 31, 2021, the Board met six times.
The Board had two committees during 2021: an audit committee and a compensation committee. During the year ended December 31, 2021, the audit committee met six times and the compensation committee met five times.
While we do not have a formal policy regarding attendance by members of our Board at our annual meetings of stockholders, each director is encouraged to attend. Six directors attended our annual meeting of stockholders in 2021.
CODE OF CONDUCT
Our Board has adopted a Code of Conduct. The Code of Conduct applies to all of our employees, officers, and directors, as well as all of our contractors, consultants, suppliers, and agents in connection with their work for us. The full text of our Code of Conduct is posted in the investor relations section of our website at investors.forhims.com/governance. We intend to disclose future amendments to, or waivers of, our Code of Conduct, as and to the extent required by SEC regulations, at the same location on our website identified above or in public filings. The purpose of our Code of Conduct is to promote honesty and integrity, including with respect to actual or apparent conflicts of interest between personal and professional relationships, to promote full, fair, accurate, timely and understandable disclosure in periodic reports to be filed by us and to promote compliance with all applicable rules and regulations that apply to us and our employees.
CORPORATE GOVERNANCE GUIDELINES
The Board has developed and adopted a set of corporate governance guidelines (our “Corporate Governance Guidelines”) to provide the framework within which the Board conducts its oversight of the business and affairs of the Company. These guidelines reflect the Board’s commitment to monitoring the effectiveness of policy and decision making both at the Board and management level, with a view to enhancing stockholder value over the long term. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to, among other topics, the role of the Board and management, principal responsibilities and duties of the Board, Board structure and composition, Board procedures, Board committees and Board communication with Company stakeholders.
A copy of our Corporate Governance Guidelines can be found in the investor relations section of our website at https://investors.forhims.com/governance.
CORPORATE RESPONSIBILITY
Corporate Responsibility
At Hims & Hers, we are on a mission to revolutionize healthcare - we believe everyone deserves access to quality, affordable care, no matter where they live, who they are, or whether they have insurance. We create, deliver and strive toward a more just and equitable world - we inspire and drive change across our industry and communities through our resources, influence and innovation.
Justice, Diversity, Equity & Inclusion
At Hims & Hers, we center justice, diversity, equity, and inclusion (“JEDI”). Our commitment to live and practice these values is unwavering. They are central to our mission to transform the health and wellness industry and to become the front door to healthcare. We believe that celebrating multiple approaches and perspectives internally allows us to better meet the challenge of providing people-centered healthcare. We continue to look for ways to expand a range of programs and initiatives that are focused to attract, develop, and retain our workforce and center our JEDI strategy.
People Operations
Our work environment is one of mutual trust, confidence, and inclusion to provide opportunity for growth and recognition, with the ultimate goal of delivering better healthcare to more consumers.
•
Universal parental leave: We offer up to 20 weeks of paid parental leave for full-time employees, with equal benefits to new parents of any gender or family composition. We understand the realities working families face, and encourage our employees to take parental leave to support theirs.

•
Growth Mindset: We are a company with a growth mindset; one of our core tenets is “never stop learning, never stop growing.” To that end, we gauge our employees’ level of engagement and satisfaction through bi-annual engagement surveys. These surveys ensure we hear directly from our employees on their personal work experiences and how we can continue working to manifest our value set. We evaluate the data obtained through these surveys to architect learning pathways that are truly useful to our employees. For example, we have periodically offered trainings in feedback, hiring, interviewing, and non-violent communication. We also make space for our managers to help their team members develop their knowledge base by earmarking individualized external training courses, certifications, and resource tools.

•
Holistic Benefits: We also offer our employees a holistic total rewards package with premier benefit and well-being programs intended to fit the needs of our employees and their family members. In addition to standard medical coverage, we offer employees dental and vision coverage, health savings and flexible spending accounts, employee assistance programs, short-term and long-term disability coverage, and life insurance. We also offer a 401(k) Savings Plan and the ability to participate in our Employee Stock Purchase Plan to all U.S. employees. In addition, the majority of our employees are eligible for equity awards, depending on function, to align incentives and provide the opportunity to share in the Company’s financial success. Additionally, our paid time off programs enable our workforce to enjoy personal time away from their job responsibilities.

•	Inclusive Benefits: We provide access to gender affirming care for employees in certain locations, including coverage without “medical necessity” requirements.

Our Current Representation
We remain committed to reflecting the communities we serve. We know that our ability to attract, develop and retain talent from marginalized groups is essential to our ability to become the front door to healthcare and improve health equity for all communities.

•
Diversity in Thought and the Workforce: At Hims & Hers, we believe that diversity in thought and within the workforce enables us to better serve and relate to the community we serve. We are committed to attracting, developing, and retaining talent that reflects our beliefs.

•	Women in the Workforce (Gender Diversity): We are proud of the number of employees who self-identify as women at Hims & Hers. As of March 15, 2022:
○	Women comprise over 61% of our total employees.
○	Women represent more than 33% of our engineering employees.
○	Women represent more than 55% of our management (Manager – VP level) and 44% of senior leadership (above VP level, including our Chief Operating Officer and Chief Legal Officer).
○	Women comprise 30% of our Board.
•
Racial and Ethnic Diversity: We provide better products and services when our team is racially and ethnically diverse. As of March 15, 2022, over 46% of our employees self-identify as Black, Indigenous, and People of Color (“BIPOC”), and 45% of our engineering employees self-identify as BIPOC. We are actively engaged in increasing the representation of people from historically underrepresented groups across our teams.

Additionally, we intentionally partner with models, content creators, and influencers who help us represent the communities we serve - and accordingly, are diverse in terms of race, age, ability and gender expression.
Social Justice & Advocacy
•
Telehealth Equity Coalition (“TEC”): The Telehealth Equity Coalition strives to provide access to quality and affordable healthcare by increasing the adoption of telehealth, especially among those communities who historically have been left out or left behind with respect to quality and affordable healthcare options. As a co-founder of TEC, we have partnered with 100+ nonprofit, academic, and industry organizations to improve health equity for all communities. We are working to illuminate and address systemic barriers to equitable telehealth adoption, including digital access and literacy, cost of care, and distrust of the healthcare system.

•
Supporting Social Justice: In 2021, Hims & Hers made significant contributions to organizations whose missions align with ours to provide quality, affordable, accessible healthcare for all, including Nomi Network, Black Emotional and Mental Health (“BEAM”), Chinese for Affirmative Action (“CCA”) and GLAAD.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of our Class A Common Stock and Class V Common Stock as of March 30, 2022 by:
•	each person known by us to be the beneficial owner of more than 5% of our outstanding Class A Common Stock;
•	each of our current named executive officers and directors; and
•	all of our current executive officers and directors as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options that are currently exercisable or exercisable within 60 days of March 30, 2022.
The beneficial ownership of our Class A Common Stock is based on 197,493,386 shares of Class A Common Stock and 8,377,623 shares of Class V Common Stock issued and outstanding as of March 30, 2022.
Unless otherwise indicated, we believe that each person named in the table below has sole voting and investment power with respect to all shares of common stock beneficially owned by such person.
Name and Address of Beneficial Owners(1),(2)	Number of Shares of Class A Common Stock	%	Number of Shares of Class V Common Stock	%	% of Total Voting Power(3)
Directors and current named executive officers:
Andrew Dudum(4)	18,752,132	9.1%	8,377,623	100%	89.2%
Melissa Baird(5)	2,583,862	1.3%	—	—	*
Soleil Boughton(6)	829,514	*	—	—	*
Irene Becklund(7)	54,205	*	—	—	*
Spencer Lee(8)	658,935	*	—	—	*
Alex Bard(9)	10,405,918	5.3%	—	—	*
Ambar Bhattacharyya	25,533	*	—	—	*
Dr. Patrick Carroll(10)	138,072	*	—	—	*
Dr. Delos Cosgrove(11)	95,679	*	—	—	*
Kirsten Green(12)	9,766,687	4.9%	—	—	*
Jules Maltz(13)	20,422,479	10.3%	—	—	1.2%
Lynne Chou O’Keefe(14)	157,874	*	—	—	*
Andrea Perez	9,121	*	—	—	*
David Wells	410,222	*	—	—	*

All directors and executive officers as a group (13 persons)(15)	64,130,233	30.8%	8,377,623	100%

The Vanguard Group(16)	11,089,313	5.6%	—	—	*
Entities affiliated with Institutional Venture Partners(17)	20,403,478	10.3%	—	—	*
Entities affiliated with NewView Capital(18)	14,717,054	7.5%	—	—	*
Entities affiliated with Redpoint Ventures(19)	10,396,124	5.3%	—	—	*
Entities affiliated with Jack Abraham(20)	19,494,212	9.8%	—	—	*
*	Less than 1%
(1)	Unless otherwise noted, the business address of each executive officer and director is 2269 Chestnut Street, #523, San Francisco, California 94123.
(2)
Beneficial ownership as of March 30, 2022 is based on (a) 197,493,386 shares of our Class A Common Stock outstanding as of such date and (b) 8,377,623 shares of our Class V Common Stock outstanding as of such date.

(3)
Percentage of total voting power represents voting power with respect to all shares of Class A Common Stock and Class V Common Stock, held beneficially as a single class. The holders of Class V Common Stock are entitled to 175 votes per share, and holders of Class A Common Stock are entitled to one vote per share.

(4)
Includes (i) 244,369 shares of Class A Common Stock, (ii) 11,185,513 shares of Class A Common Stock held by trusts affiliated with Mr. Dudum, (iii) 8,377,623 shares of Class V Common Stock held by a trust affiliated with Mr. Dudum, and (iv) 7,142,250 shares of Class A Common Stock underlying stock options exercisable within 60 days.

(5)	Includes (i) 396,164 shares of Class A Common Stock and (ii) 2,187,698 shares of Class A Common Stock underlying stock options exercisable within 60 days.
(6)	Includes (i) 335,114 shares of Class A Common Stock and (ii) 494,400 shares of Class A Common Stock underlying stock options exercisable within 60 days.
(7)	Includes (i) 19,667 shares of Class A Common Stock and (ii) 34,538 shares of Class A Common Stock underlying stock options exercisable within 60 days.
(8)
Includes (i) 61,935 shares of Class A Common Stock and (ii) 597,000 shares of Class A Common Stock underlying stock options exercisable within 60 days. Mr. Lee resigned from the Company on November 15, 2021. His holdings are reported as of that date and to the best of our knowledge.

(9)	Includes (i) the shares of Class A Common Stock referenced in footnote 19 and (ii) 9,794 shares of Class A Common Stock held directly by Mr. Bard.
(10)	Includes (i) 123,719 shares of Class A Common Stock and (ii) 14,353 shares of Class A Common Stock underlying stock options exercisable within 60 days.
(11)	Includes (i) 5,083 shares of Class A Common Stock and (ii) 90,596 shares of Class A Common Stock underlying stock options exercisable within 60 days.
(12)
Includes (i) 9,794 shares of Class A Common Stock held directly by Ms. Green, (ii) 828,869 shares of Class A Common Stock held by Forerunner Builders II, L.P., and (iii) 8,928,024 shares of Class A Common Stock held by Forerunner Partners III, L.P. Forerunner Ventures GP III, LLC is the general partner of Forerunner Builders II, L.P. and Forerunner Partners III, L.P. Kirsten Green and Eurie Kim are the managing members of Forerunner Ventures GP III, LLC and may be deemed to share voting and dispositive power over the shares held by Forerunner Builders II, L.P. and Forerunner Partners III, L.P. The business address of each of the entities identified in this footnote is c/o Forerunner Ventures, 1161 Mission Street, Suite 300, San Francisco, CA 94103.

(13)	Includes (i) the shares of Class A Common Stock referenced in footnote 17 and (ii) 119,001 shares of Class A Common Stock held directly by Mr. Maltz.
(14)
Includes 157,874 shares of Class A Common Stock held by Define Ventures Fund I, L.P. Ms. Chou O’Keefe may be deemed to share voting or dispositive power over the shares held by Define Ventures Fund I, L.P.

(15)
Includes (i) 1,607,581 shares of Class A Common Stock, (ii) 6,393,153 shares of Class A Common Stock underlying stock options exercisable within 60 days, and (iii) 8,377,623 shares of Class V Common Stock.

(16)
Based solely on information reported on a Schedule 13G filed with the SEC on February 10, 2022 and which information may not be current as of April 1, 2022. Per the Schedule 13G, as of December 31, 2021, the Vanguard Group and certain affiliated entities reported beneficial ownership of 11,089,313 shares of our Class A Common Stock. The Vanguard Group and such affiliated entities have shared power to vote or direct the vote of 30,628 shares, sole power to dispose or to direct the disposition of 10,985,001 shares, and shared power to dispose or direct the disposition of 104,312 shares.

(17)
Per the Company’s records as of March 30, 2022, holdings include (i) 53,974 shares of Class A Common Stock held by Institutional Venture Partners XV Executive Fund, L.P. (“IVP XV Executive Fund”), (ii) 10,147,758 shares of Class A Common Stock held by Institutional Venture Partners XV Fund, L.P. (“IVP XV”) and (iii) 10,201,746 shares of Class A Common Stock held by Institutional Venture Partners XVI Fund, L.P. (“IVP XVI”). Institutional Venture Management XV LLC is the general partner of IVP XV Executive Fund and IVP XV. Institutional Venture Management XVI LLC is the general partner of IVP XVI. Jules Maltz is one of several managing directors of Institutional Venture Management XV LLC and Institutional Venture Management XVI LLC and may be deemed to share voting and dispositive power over the shares held by IVP XV Executive Fund, IVP XV and IVP XVI. The business address of each of the entities identified in this footnote is c/o Institutional Venture Partners, 3000 Sand Hill Road, Building 2 Suite 250, Menlo Park, CA 94025.

(18)
Per the Company’s records as of March 30, 2022, holdings include (i) 5,053,698 shares of Class A Common Stock held by NewView Capital Fund I, L.P. (“NewView Fund I”) and (ii) 9,663,356 shares of Class A Common Stock held by NewView HMS SPV, LLC (“NewView SPV”). NewView Capital Partners I, LLC is the general partner of NewView Fund I and NewView HMS Partners, LLC is the managing member of NewView SPV. Ravi Viswanathan is the managing member of NewView Capital Partners I, LLC and the manager of NewView HMS Partners, LLC and therefore may be deemed to hold voting and dispositive power over the shares held by NewView Fund I and NewView SPV. The business address of each of the entities identified in this footnote is c/o NewView Capital, 1201 Howard Avenue, Suite 101, Burlingame, CA 94010.

(19)
Per the Company’s records as of March 30, 2022, holdings include (i) 10,084,246 shares of Class A Common Stock held by Redpoint Ventures VI, L.P. (“RV VI”) and (ii) 311,878 shares of Class A Common Stock held by Redpoint Associates VI, L.L.C. (“RA VI”). Redpoint Ventures VI, LLC (“RV VI LLC”) is the sole general partner of RV VI. Voting and dispositive decisions with respect to the shares held by RV VI and RA VI are made by the managers of RV VI LLC and RA VI; Alex Bard is one of several managers of these entities. The business address of each of the entities identified in this footnote is c/o Redpoint Ventures, 3000 Sand Hill Road, Building 2, Suite 290, Menlo Park, CA 94025.

(20)
Based solely on information reported on a Schedule 13G filed with the SEC on February 11, 2022 and which information may not be current as of March 30, 2022. Per the Schedule 13G, as of December 31, 2021, holdings include (i) 186,191 shares of Class A Common Stock held by Atomic Incentives, LLC,, (ii) 869,279 shares of Class A Common Stock held by Atomic Labs I, L.P., (iii) 649,776 shares of Class A Common Stock held by Atomic Labs I-B, L.P., (iv) 7,171,203 shares of Class A Common Stock held by F41 Investments LLC, (v) 4,378,558 shares of Class A Common Stock held by The Jack Abraham 2020 Irrevocable Trust A, (vi) 718,598 shares of Class A Common Stock held directly by Jack Abraham, and (vii) 5,520,607 shares of Class A Common Stock held by Atomic Labs II, L.P..Mr. Abraham is managing member of Atomic GP II, LLC and, until October 2021, Mr. Dudum served as a managing member of Atomic GP II, LLC. Mr. Dudum continues to hold a non-voting economic interest in Atomic GP II, LLC and remains a part-time employee of Atomic Labs, LLC. Atomic GP II, LLC is the general partner and manager of Atomic Labs II, L.P. Atomic GP II, LLC has designated its management rights as manager of Atomic Labs II, L.P. to Atomic Labs, LLC. Mr. Abraham may be deemed to hold voting and dispositive power over all of these shares. The address of Mr. Abraham is Atomic Labs, LLC, 1 Letterman Drive, Suite C-3500, San Francisco, CA 94129.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
POLICIES AND PROCEDURES FOR RELATED PARTY TRANSACTIONS
We have adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.
A “Related Person Transaction” is a transaction, arrangement or relationship in which Hims & Hers or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds the lesser of $120,000 or one percent of the average of Hims & Hers’ total assets at year-end for the last two completed fiscal years, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:
•	any person who is, or at any time during the applicable period was, one of Hims & Hers’ officers or one of Hims & Hers’ directors;
•	any person who is known by Hims & Hers to be the beneficial owner of more than 5% of its voting stock;
•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than 5% of its voting stock, and any person (other than a tenant or employee) sharing the household of such director, officer or beneficial owner of more than 5% of its voting stock; and

•
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

Our policies and procedures are designed to minimize potential conflicts of interest arising from any dealings we may have with our affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its charter, the audit committee has the responsibility to review related party transactions. All of the transactions described in the “Related Party Transactions” section below were entered into prior to the adoption of our written related person transaction policy.
RELATED PARTY TRANSACTIONS
In addition to the compensation arrangements with directors and named executive officers described elsewhere in this proxy statement, since January 1, 2021, we were involved in the following transactions in which we were or are a party involving an amount in excess of $120,000 and in which any director, executive officer, holder of more than 5% of our capital stock, or any member of the immediate family or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.
References to Hims share numbers and prices per share are to Hims capital stock and the prices thereof before the Business Combination. Adjustments to such share numbers and prices per share have not been made to give effect to the Business Combination.
Hims Recapitalization
In connection with the Business Combination, OAC, Hims and other parties listed thereto entered into that certain Agreement and Plan of Merger, dated September 30, 2020 (the “Merger Agreement”), pursuant to which Hims became a wholly-owned subsidiary of OAC (the “Merger”).
In order to implement the dual class common stock structure that resulted in Andrew Dudum, including his affiliates and permitted transferees, holding approximately 90% of the aggregate voting power of our capital stock on a fully-diluted basis immediately following the Business Combination, the board of directors and requisite stockholders of Hims approved the Hims Recapitalization, pursuant to which each share of preferred stock of Hims, par value $0.000001 per share (“Hims Preferred Stock”), and each share of Class F common stock of Hims, par value $0.000001 per share (“Hims Class F Common Stock”), converted into Class A Common Stock, par value $0.000001 per share, of Hims (“Hims Class A Common Stock”), at the applicable then-effective conversion rate immediately prior to the time at which the Merger became effective (“Effective Time”). As part of the Hims Recapitalization, a portion of the outstanding shares of Hims Class A Common Stock held by Mr. Dudum and his affiliates and permitted transferees representing approximately 33% of the sum of (a) the number of shares of Hims capital stock held by Mr. Dudum and his affiliates and permitted transferees plus (b) the underlying vested and unvested Hims equity awards held by Mr. Dudum were exchanged for shares of Hims Class V Common Stock, par value $0.000001 (“Hims Class V Common Stock”). This exchange of Hims Class A Common Stock for Hims Class V Common Stock occurred pursuant to a share exchange agreement between Mr. Dudum and his affiliates, Hims and Hims & Hers. Under the terms of this share exchange agreement, Hims & Hers agreed to treat the share exchange as a tax-free transaction and agreed to indemnify Mr. Dudum for taxes and any applicable penalties and associated costs if such exchange is not tax free. In accordance with the Merger Agreement, the Hims Class V Common Stock received by Mr. Dudum and his affiliates in the exchange was converted into the right to receive shares of our Class V Common Stock upon completion of the Business Combination.
Equity Financings
Sale of Series A-1 Preferred Stock of Hims
In July 2020, Hims issued 12,676,074 shares of Series A-1 preferred stock, par value $0.000001 per share (“Series A-1 Preferred Stock”) to Atomic Labs I, L.P. and Atomic Labs I-B, L.P. upon the conversion of approximately $0.8 million in indebtedness. Andrew Dudum is affiliated with Atomic Labs and its associated entities. Each share of Series A-1 Preferred Stock was converted into shares of Hims Class A Common Stock in connection with the Hims Recapitalization and then exchanged for our Class A Common Stock upon completion of the Business Combination, as provided in the Merger Agreement.
Sale of Series C Preferred Stock of Hims
In March April, June and August 2019, Hims sold an aggregate of 29,623,203 shares of its Series C preferred stock, par value $0.000001 per share (“Series C Preferred Stock”), at a purchase price of $3.47 per share to accredited investors for an aggregate purchase price of approximately $102.8 million. Each share of Series C Preferred Stock was converted into shares of Hims Class A Common Stock in connection with the Hims Recapitalization and then exchanged for our Class A Common Stock upon completion of the Business Combination, as provided in the Merger Agreement.
The following table summarizes holdings of Hims’ Series C Preferred Stock by its executive officers, directors, and holders of more than 5% of its capital stock at the time of conversion.
	Shares of Series C Convertible Preferred Stock
	Number of Shares	Aggregate Gross Consideration ($)
Disruptive Technology Solutions XI, LLC(1)	12,307,918	$42,708,475
Forerunner Partners III, L.P.(2)	288,184	999,998
Redpoint Ventures VI, L.P.(3)	559,078	1,940,001
Redpoint Associates VI, LLC(3)	17,291	60,000
Thrive Capital Partners V, L.P.(4)	70,738	245,461
Claremount V Associates, L.P.(4)	1,308	4,539
Institutional Venture Partners XV, L.P.(5)	1,433,298	4,973,544
Institutional Venture Partners XVI, L.P.(5)	1,440,922	4,999,999
Institutional Venture Partners XV Executive Fund, L.P.(5)	7,624	26,456
Define Ventures Fund I, L.P.(5)	288,184	999,998
Total	16,414,545	$56,958,471
(1)	At the time of conversion, Disruptive Technology Solutions XI, LLC held more than 5% of the capital stock of Hims.
(2)
At the time of conversion, Forerunner Partners III, L.P. held more than 5% of the capital stock of Hims. Kirsten Green, a member of the Hims & Hers Board of Directors, is affiliated with Forerunner Partners III, L.P.

(3)
At the time of conversion, Redpoint Ventures VI, L.P. held more than 5% of the capital stock of Hims. Redpoint Associates VI, L.L.C. is affiliated with Redpoint Ventures. Alex Bard, a member of the Hims & Hers Board of Directors, is affiliated with Redpoint Ventures.

(4)	At the time of conversion, Thrive Capital Partners V, L.P. held more than 5% of the capital stock of Hims. Claremount V Associates, L.P. is an affiliate of Thrive Capital Partners V, L.P.
(5)
At the time of conversion, Institutional Venture Partners XV, L.P. and Institutional Venture Partners XVI, L.P. each held more than 5% of the capital stock of Hims. Institutional Venture Partners XV Executive Fund, L.P. Fund is an affiliate of Institutional Venture Partners XV, L.P. and Institutional Venture Partners XVI, L.P. Jules Maltz, a member of the Hims & Hers Board of Directors, is affiliated with Institutional Venture Partners.

(6)	Lynne Chou O’Keefe, a member of the Hims & Hers board directors, is affiliated with Define Ventures Fund I, L.P.

Sale of Series D Preferred Stock of Hims
In March, April and July 2020, Hims sold an aggregate of 16,495,335 shares of its Series D preferred stock, par value $0.000001 per share (“Series D Preferred Stock”) at a purchase price of $3.1545 per share to accredited investors for an aggregate purchase price of approximately $52 million. Each share of Series D Preferred Stock was converted into shares of Hims Class A Common Stock in connection with the Hims Recapitalization and then exchanged for our Class A Common Stock upon completion of the Business Combination, as provided in the Merger Agreement.
The following table summarizes holdings of Hims’ Series D Preferred Stock by its executive officers, directors, and holders of more than 5% of its capital stock at the time of conversion.
	Shares of Series D Convertible Preferred Stock
	Number of Shares	Aggregate Gross Consideration ($)
Disruptive Technology Solutions XI, LLC(1)	2,219,052	$7,000,000
Institutional Venture Partners XV, L.P.(2)	835,625	2,635,979
Institutional Venture Partners XVI, L.P.(2)	840,070	2,650,001
Institutional Venture Partners XV Executive Fund, L.P.(2)	4,445	14,022
Redpoint Ventures VI, L.P.(3)	307,497	969,999
Redpoint Associates VI, L.L.C.(3)	9,510	29,999
NewView Capital Fund I, L.P.(4)	1,585,037	4,999,999
Forerunner Builders II, L.P.(5)	1,664,289	5,250,000
Total.	7,465,525	$23,549,999
(1)	At the time of conversion, Disruptive Technology Solutions XI, LLC held more than 5% of capital stock in Hims.
(2)
At the time of conversion, Institutional Venture Partners XV, L.P. and Institutional Venture Partners XVI, L.P. each held more than 5% of the capital stock of Hims. Institutional Venture Partners XV Executive Fund, L.P. Fund is an affiliate of Institutional Venture Partners XV, L.P. and Institutional Venture Partners XVI, L.P. Jules Maltz, a member of the Hims & Hers Board of Directors, is affiliated with Institutional Venture Partners.

(3)
At the time of conversion, Redpoint Ventures VI, L.P. held more than 5% of the capital stock of Hims. Redpoint Associates VI, L.L.C. is affiliated with Redpoint Ventures. Alex Bard, a member of the Hims & Hers Board of Directors, is affiliated with Redpoint Ventures.

(4)	NewView Capital Fund I, L.P. is affiliated with NewView HMS SPV, LLC, which held more than 5% of the capital stock of Hims at the time of conversion.
(5)
Forerunner Builders II, L.P. is an affiliate of Forerunner Partners III, L.P., which held more than 5% of capital stock in Hims at the time of conversion. Kirsten Green, a member of the Hims & Hers Board of Directors, is affiliated with Forerunner Partners III, L.P.

Amended and Restated Investors’ Rights Agreement
In October 2020, Hims entered into an Amended and Restated Investors’ Rights Agreement (the “A&R IRA” and together with the Sponsor Registration Rights Agreement, the “Registration Rights Agreements”) that became effective upon the completion of the Business Combination. Under the terms of the A&R IRA, Hims assigned its obligations under the A&R IRA to Hims & Hers such that Hims & Hers was obligated to take steps to register the shares of Class A Common Stock held by the former Hims stockholders after the closing of the Business Combination. The following former holders of more than 5% of Hims’ capital stock are party to the A&R IRA: entities affiliated with Thrive Capital Partners V, L.P., entities affiliated with F41 Investments, LLC, entities affiliated with Atomic Labs II, L.P., entities affiliated with Institutional Venture Partners XVI, L.P., entities affiliated with Redpoint Ventures VI, L.P., entities affiliated with NewView HMS SPV, LLC, Disruptive Technology Solutions XI, LLC, and entities affiliated with Forerunner Partners III, L.P. Certain of our directors are affiliated with these stockholders, as set forth in “Security Ownership of Certain Beneficial Owners and Management,” which disclosure is hereby incorporated by reference in this section. These stockholders are entitled to rights with respect to the registration of their shares of Class A Common Stock. In particular, the A&R IRA provides such stockholders with the following rights and obligations:
•
Shelf registration rights. Certain holders of Class A Common Stock are entitled to include such shares in a resale shelf registration statement, subject to the terms described below in “Sponsor Registration Rights Agreement—Shelf Registration Rights,” which was previously filed with the SEC.

•
Piggyback registration rights. At any time after January 20, 2021, if Hims & Hers proposes to file a registration statement to register any of its equity securities under the Securities Act of 1933, as amended (the “Securities Act”) or to conduct a public offering, either for its own account or for the account of any other person, subject to certain exceptions, parties to the A&R IRA are entitled to include their registrable securities in such registration statement.

•
Expenses and indemnification. All fees, costs and expenses of underwritten registrations are borne by Hims & Hers and underwriting discounts and selling commissions are borne by the holders of the shares being registered. The A&R IRA contains customary cross-indemnification provisions, under which Hims & Hers is obligated to indemnify holders of registrable securities in the event of material misstatements or omissions in the registration statement attributable to Hims & Hers, and holders of registrable securities are obligated to indemnify Hims & Hers for material misstatements or omissions attributable to them.

•
Termination of Registration Rights. A party to the A&R IRA is no longer entitled to exercise registration rights under that agreement (a) at a time that is more than five years after January 20, 2021, (b) as to a particular party, such earlier time at which such party (i) can sell all of its securities in compliance with Rule 144(b)(1)(i) or (ii) holds one percent or less of Hims & Hers’ outstanding capital stock and all registrable securities held by such party can be sold under Rule 144 without restriction during any three month period, or (c) after the consummation of a Change of Control (as defined in the A&R IRA).

•
Lock-up. Each party to the A&R IRA agreed that it would not, without the prior written consent of Hims & Hers, during the period commencing on January 20, 2021 and ending on the date that is one hundred eighty days after January 20, 2021 (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Class A Common Stock or any securities convertible into or exercisable or exchangeable for Class A Common Stock issued or issuable to such party pursuant to the Merger Agreement (collectively, the “Lock-Up Shares”), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares. The lock-up restrictions contain customary exceptions, including for estate planning transfers, affiliates transfers, and transfers upon death or by will.

Loans to Executive Officers and Directors
In May 2018, Hims entered into a partial-recourse promissory note with Andrew Dudum, its Chief Executive Officer and a member of the Hims Board of Directors. The note was entered into with Mr. Dudum in connection with his exercise of an option to purchase 28,412,741 shares of Hims Class A Common Stock at a purchase price of $0.18 per share. The aggregate original principal amount of the note was $5,114,293. The loan bore interest at a rate of 2.94%, per annum, compounded annually. As of December 31, 2020, the outstanding balance of the loan was approximately $5,522,454 including principal of approximately $5,114,293 and total accrued unpaid interest of approximately $408,161. To satisfy the remaining amounts due under the promissory note, Mr. Dudum forfeited 3,285,466 shares of Hims Class A Common Stock prior to the closing of the Business Combination. Mr. Dudum has no further obligations under the promissory note.
In September 2018, Hims entered into a partial-recourse promissory note with Soleil Boughton, its Chief Legal Officer. The note was entered into with Ms. Boughton in connection with her option to purchase 350,000 shares of Hims Class A Common Stock at a purchase price of $0.70 per share. The aggregate original principal amount of the note was $245,000. The loan bore interest at a rate of 3.02%, per annum, compounded annually. As of December 31, 2020, the outstanding balance of the loan was approximately $262,431, including principal of approximately $245,000 and total accrued unpaid interest of approximately $17,431. Repayment of the note was secured by a stock pledge agreement. Ms. Boughton repaid $262,865, all amounts due under the promissory note, prior to the closing of the Business Combination. Ms. Boughton has no further obligations under the promissory note.
In September 2019, Hims entered into another partial-recourse promissory note with Ms. Boughton. The note was entered into with Ms. Boughton in connection with her exercise of an option to purchase 400,000 shares of Hims Class A Common Stock at a purchase price of $0.79 per share. The aggregate original principal amount of the note was $316,000. The loan bore interest at a rate of 2.21%, per annum, compounded annually. As of December 31, 2020, the outstanding balance of the loan was approximately $324,881, including principal of approximately $316,000 and total accrued unpaid interest of approximately $8,881. Repayment of the note was secured by a stock pledge agreement. Ms. Boughton repaid $237,178 prior to the closing of the Business Combination and forfeited 5,232 shares of Hims Class A Common Stock in full satisfaction of all amounts due under the note. Ms. Boughton has no further obligations under the promissory note.
Hims Pre-Closing Redemption
Prior to the closing of the Business Combination, Hims offered to repurchase and cancel up to $75.0 million of its capital stock from certain eligible Hims stockholders for a per share amount of cash, payable concurrently with or immediately following the closing of the Business Combination, equal to $4.56 (the “Hims Pre-Closing Redemption”). Only eligible Hims stockholders were permitted to participate in the Hims Pre-Closing Redemption. A Hims Stockholder was eligible to sell shares of Hims capital stock in the Hims Pre-Closing Redemption if such stockholder was (i) a current employee of Hims (excluding consultants and advisors) that had been employed by Hims for one year or more as of the date that the Hims Pre-Closing Redemption was launched or (ii) a holder of Hims capital stock that together with its affiliates, including affiliated funds, held less than 5% of the issued and outstanding shares of Hims capital stock as of the date that the Hims Pre-Closing Redemption was launched. Hims stockholders participating in the Hims Pre-Closing Redemption were subject to participation caps. No eligible participant was permitted to sell more than 10% of the outstanding shares of Hims capital stock held by such participant in the Hims Pre-Closing Redemption. Directors, officers and members of Hims’ senior management team were further restricted and not permitted to sell more than 7% of their outstanding shares of Hims capital stock in the Hims Pre-Closing Redemption. Hims, subject to the consent of OAC, could elect to waive the eligibility criteria and participation caps set forth above in order to repurchase all outstanding shares from certain Hims stockholders who do not qualify as “Accredited Investors,” as defined pursuant to the rules and regulations promulgated under the Securities Act. To the extent eligible based on the criteria set forth above, the executive officers of Hims and certain funds affiliated with directors were permitted to participate in the Hims Pre-Closing Redemption.
Hims repurchased and canceled approximately $22.0 million of shares of Hims Class A Common Stock at a price of $4.56 per share in the Hims Pre-Closing Redemption. A trust affiliated with our Chief Executive Officer, Andrew Dudum, sold 3,038,723 shares of Hims Class A Common Stock in the Hims Pre-Closing Redemption for gross proceeds of approximately $13.9 million. Spencer Lee, the former Chief Financial Officer of Hims & Hers, exercised an option to purchase 108,995 shares of Hims Class A Common Stock and sold the underlying shares in the Hims Pre-Closing Redemption for net proceeds of approximately $0.4 million.
Post-Closing Incentive Bonus
Prior to the Business Combination, we announced that our Board or a committee thereof may award bonuses to certain of our employees, including members of management, after the Business Combination in an aggregate amount of up to $10.0 million. The bonuses were intended to reward employees who made significant contributions in connection with the Business Combination. On February 5, 2021, our Board, following a recommendation by our compensation committee, awarded a total of approximately $5.2 million in cash bonuses to our executive officers and certain other employees who made significant contributions in connection with the Business Combination. In addition, in March 2021, our compensation committee awarded restricted stock units having an aggregate value of $4.6 million to executive officers and certain other employees who made significant contributions in connection with the Business Combination.
Warrant Redemptions
On July 9, 2021, the Company issued a redemption notice to warrant holders that all public warrants and parent warrants (the latter of which are warrants that OAC issued to Hims' stockholders as additional consideration in the Business Combination) outstanding at 5:00 p.m. New York City time on August 9, 2021 would be redeemed for

$0.10 per warrant, if not earlier exercised on a cash or cashless basis. The following table shows the net issuance of shares upon cashless exercise of warrants for certain related parties, in which such related parties received 0.267 shares of Class A Common Stock per warrant upon exercise prior to the redemption date.
Shares of Class A Common Stock
Entities affiliated with Andrew Dudum(1)	29,532
Entities affiliated with Institutional Venture Partners(2)	30,414
Entities affiliated with Redpoint Ventures(3)	15,497
Entities affiliated with NewView Capital(4)	21,939
Entities affiliated with Forerunner Ventures(5)	14,544
Entities affiliated with Jack Abraham(6)	35,937
(1)	Represents exercises by trusts affiliated with Mr. Dudum, our Chairman and Chief Executive Officer.
(2)
At the time of exercise, Institutional Venture Partners XV, L.P. and Institutional Venture Partners XVI, L.P. each held more than 5% of the Class A Common Stock of Hims & Hers. Institutional Venture Partners XV Executive Fund, L.P. Fund is an affiliate of Institutional Venture Partners XV, L.P. and Institutional Venture Partners XVI, L.P. Jules Maltz, a member of our Board of Directors, is affiliated with Institutional Venture Partners.

(3)
At the time of exercise, Redpoint Ventures VI, L.P. held more than 5% of the Class A Common Stock of Hims & Hers. Redpoint Associates VI, L.L.C. is affiliated with Redpoint Ventures. Alex Bard, a member of our Board of Directors, is affiliated with Redpoint Ventures.

(4)	At the time of exercise, NewView Capital Fund I, L.P., which is affiliated with NewView HMS SPV, LLC, held more than 5% of the Class A Common Stock of Hims & Hers.
(5)
Forerunner Builders II, L.P. is an affiliate of Forerunner Partners III, L.P., which held more than 5% of the Class A Common Stock of Hims & Hers at the time of exercise. Kirsten Green, a member of our Board of Directors, is affiliated with Forerunner Partners.

(6)
At the time of exercise, Atomic Labs II, L.P. held more than 5% of the Class A Common Stock of Hims & Hers. Mr. Abraham is managing member of Atomic GP II, LLC and, until October 2021, Mr. Dudum served as a managing member of Atomic GP II, LLC. Mr. Dudum continues to hold a non-voting economic interest in Atomic GP II, LLC and remains a part-time employee of Atomic Labs, LLC. Atomic GP II, LLC is the general partner and manager of Atomic Labs II, L.P. Atomic GP II, LLC has designated its management rights as manager of Atomic Labs II, L.P. to Atomic Labs, LLC.

Dudum Family Relationships
In addition to serving as Chief Executive Officer of Hims & Hers, Andrew Dudum is a part-time employee at Atomic Labs, LLC (“Atomic Labs”), a venture capital startup studio that launched Hims and provided initial capital and governance support. Atomic Labs provided Hims with office space, back-office professional services, and administrative operating expenses. Additionally, an entity affiliated with Atomic Labs (such entity, the “Atomic Affiliate”) provided professional services to Hims, primarily to support engineering and operations functions. All services were provided at cost. For the year ended December 31, 2021, Hims & Hers recorded a total of $3.5 million for payments made to the Atomic Affiliate for services performed and costs incurred on behalf of Hims & Hers. There was no accounts payable balance with Atomic Labs and the Atomic Affiliate as of December 31, 2021.
John Jack Dudum, Jr. and Ramsey Dudum, each a cousin of Andrew Dudum, serve as advisors to Hims & Hers. The compensation paid to each advisor did not exceed the disclosure threshold in the past fiscal year.
Danielle Dudum, sister of Andrew Dudum, is affiliated with Cherubic Ventures Fund III, L.P. and Cherubic Ventures SSG VII Ltd. (together, “Cherubic Ventures”). As of March 30, 2022, Cherubic Ventures Fund III, L.P. holds 2,570,999 shares of Hims Class A Common Stock and Cherubic Ventures SSG VII Ltd. holds 58,555 shares of Hims Class A Common Stock. Andrew Dudum is also an advisor to Cherubic Ventures.
Indemnification Agreements
Hims & Hers has entered into, and expects to continue to enter into, indemnification agreements with its directors, executive officers and other employees as determined by the Board.
Each indemnification agreement provides for indemnification and advancements by Hims & Hers of certain expenses and costs, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director, officer, employee or agent of Hims & Hers or any of its subsidiaries or was serving at Hims & Hers’ request in an official capacity for another entity, to the fullest extent permitted by the laws of the state of Delaware.
Miscellaneous
The spouse of Hims & Hers’ Chief Operating Officer, Melissa Baird, is the Chief Executive Officer and a stockholder of Vouched, a company that licenses certain commercially available software for identity verification services that is used by Hims & Hers in the ordinary course of its business. For the year ended December 31, 2021, Hims & Hers recorded a total of $0.7 million for payments made to Vouched.
Certain Relationships and Related Person Transactions—OAC
Class B Ordinary Shares
OAC’s sponsor is Oaktree Acquisition Holdings, L.P., a Cayman Islands exempted limited partnership (the “Sponsor”). OAC consummated its initial public offering on July 22, 2019. In April 2019, prior to OAC’s initial public offering, OAC issued 4,312,500 founder shares to the Sponsor, in exchange for a capital contribution of $25,000, or approximately $0.006 per share. On June 26, 2019, OAC effected a pro rata share capitalization, resulting in an increase in the total number of outstanding Class B ordinary shares, par value $0.0001 per share, of OAC (“Class B ordinary shares” or “founder shares”) from 4,312,500 to 5,031,250.
Concurrently with the execution of the Merger Agreement, OAC, the Sponsor and Hims entered into a sponsor agreement (the “Sponsor Agreement”), pursuant to which the Sponsor, among other things, surrendered and forfeited for no consideration 25.0% of the Class B ordinary shares in connection with the consummation of the Business Combination. A number of securities equal to such surrendered and forfeited Class B ordinary shares was issued to former Hims stockholders as our Class A Common Stock (or equivalent equity awards in respect thereof) in the Business Combination.
Private Placement Warrants
Simultaneous with the consummation of OAC’s initial public offering, OAC consummated a private placement pursuant to which the Sponsor purchased 4,016,667 private placement warrants at a price of $1.50 per private placement warrant, generating total proceeds of $6,025,000.
Pursuant to the Sponsor Agreement, the Sponsor, among other things, surrendered and forfeited for no consideration 25.0% of the private placement warrants as a capital contribution to OAC in connection with the consummation of the Business Combination. A number of securities equal to such surrendered and forfeited private placement warrants was issued to former Hims stockholders as warrants to acquire shares of our Class A Common Stock (or equivalent equity awards in respect thereof) in the Business Combination.
In February 2021, all of the outstanding 3,012,500 private placement warrants held by the Sponsor were net exercised for 1,474,145 shares of Class A Common Stock.
Administrative Services Agreement
Effective June 4, 2020, OAC entered into an agreement to pay monthly expenses of $10,000 for office space, administrative services, and support services to an affiliate of the Sponsor. The agreement terminated upon the completion of the Business Combination.
OAC Registration and Shareholder Rights Agreement
OAC previously entered into a registration and shareholder rights agreement pursuant to which its initial shareholders and their permitted transferees, if any, are entitled to certain registration rights with respect to the private placement warrants, the securities issuable upon conversion of working capital loans (if any), and the Class A ordinary shares issuable upon exercise of the foregoing and upon conversion of the founder shares.
Sponsor Registration Rights Agreement
Upon the closing of the Business Combination, we entered into the Sponsor Registration Rights Agreement, pursuant to which, among other things, the Sponsor was granted certain registration rights with respect to its shares of Class A Common Stock. In particular, the Sponsor Registration Rights Agreement provides for the following registration rights:
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Demand registration rights. At any time after January 20, 2021, we are required, upon the written request of the Sponsor, to file a registration statement and use reasonable best efforts to effect the registration of all or part of its registrable securities. We are not obligated to effect (i) more than one demand registration during any six-month period or (ii) any demand registration if a registration statement on Form S-3 or its successor form, or, if we are ineligible to use Form S-3, a registration statement on Form S-1, for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time pursuant to any method or combination of methods legally available to, and requested by, the investors of all of the registrable securities then held by such investors that are not covered by an effective resale registration statement (the “Resale Shelf Registration Statement”). In order to be effected, any underwritten demand registration must result in aggregate proceeds to the selling shareholders of at least $25,000,000.
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Shelf registration rights. Following the closing of the Business Combination, we filed a Resale Shelf Registration Statement with the SEC. Pursuant to the Registration Rights Agreement, we are required to keep the Resale Shelf Registration Statement continuously effective under the Securities Act at all times until the expiration of the Effectiveness Period (as defined in the Sponsor Registration Rights Agreement).

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Piggyback registration rights. At any time after January 20, 2021, if we propose to file a registration statement to register any of our equity securities under the Securities Act or to conduct a public offering, either for our own account or for the account of any other person, subject to certain exceptions, the Sponsor is entitled to include its registrable securities in such registration statement.

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Expenses and indemnification. All fees, costs and expenses of underwritten registrations are borne by us and underwriting discounts and selling commissions are borne by the holders of the shares being registered. The Sponsor Registration Rights Agreement contains customary cross-indemnification provisions, under which we are obligated to indemnify holders of registrable securities in the event of material misstatements or omissions in the registration statement attributable to us, and holders of registrable securities are obligated to indemnify us for material misstatements or omissions attributable to them.

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Registrable securities. Securities of Hims & Hers shall cease to be registrable securities when a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, such securities shall have been transferred pursuant to Rule 144 or such securities shall have ceased to be outstanding.

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Lock-up. The Sponsor, Hims & Hers and the officers and directors of Hims & Hers shall, if requested, deliver a customary lock-up agreement in connection with any underwritten public offering, subject to certain customary exceptions.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers to report holdings and transactions in the Company’s equity securities with the SEC. The Company assists its directors and executive officers in completing and filing these reports electronically on their behalf. Based on a review of copies of these reports, we believe that all Section 16 filing requirements were met during the fiscal year ended December 31, 2021, except that Form 4 reports dated (i) July 22, 2021 covering a transaction occurring on May 20, 2021 and a transaction occurring on June 16, 2021 for each of Andrew Dudum, Melissa Baird, Soleil Boughton, Dr. Delos Cosgrove, Spencer Lee, and Dr. Patrick Carroll, (ii) August 18, 2021 covering a transaction occurring on August 13, 2021 for Ambar Bhattacharyya, (iii) August 2, 2021 covering a transaction occurring July 28, 2021 for Lynn Chou O’Keefe and (iv) August 30, 2021 covering transactions dated August 13, August 16, August 17 and August 18, 2021 for David B. Wells were inadvertently filed late as a result of Company administrative error.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis provides information regarding the 2021 compensation program for our principal executive officer, our principal financial officer, and our next three most highly compensated executive officers who were serving as executive officers of the Company at the end of the last completed fiscal year (or, in the case of our former Chief Financial Officer, who served as an executive officer during a portion of the last completed fiscal year). These individuals are our “Named Executive Officers.” For 2021, our Named Executive Officers were:
•	Andrew Dudum, our Chief Executive Officer (our “CEO”);
•	Melissa Baird, our Chief Operating Officer;
•	Dr. Patrick Carroll, our former Chief Medical Officer;
•	Soleil Boughton, our Chief Legal Officer and Corporate Secretary;
•	Irene Becklund, our former Interim Principal Financial Officer; and
•	Spencer Lee, our former Chief Financial Officer and Treasurer.
Executive Transitions
On August 31, 2021, Mr. Lee informed the Company of his intention to resign as our Chief Financial Officer and Treasurer and transition out of the Company over a six-month period, continuing to support the Company until a new chief financial officer was appointed. Subsequently, he resigned his positions effective November 15, 2021. Concurrently, our Board of Directors appointed Ms. Becklund as our Interim Principal Financial Officer. On January 24, 2022, our Board of Directors appointed a new permanent Chief Financial Officer, Yemi Okupe. Upon Mr. Okupe’s appointment, Ms. Becklund became our principal accounting officer.
On January 18, 2022, Dr. Carroll informed the Company of his intention to resign as our Chief Medical Officer effective January 31, 2022. The Board voted to appoint Dr. Carroll as a director of the Company effective February 1, 2022.
This Compensation Discussion and Analysis addresses the material elements of our executive compensation program during 2021. It also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices. Finally, it describes how our Board of Directors and the compensation committee of our Board of Directors (the “compensation committee”) arrived at the specific compensation decisions for our Named Executive Officers in 2021 and discusses the key factors that were considered in determining their compensation.
Executive Summary
Who We Are
Launched in 2017, Hims & Hers has built a proprietary solution that connects consumers to licensed healthcare professionals for the provision of care via telehealth across a broad range of conditions, including those related to sexual health, hair loss, dermatology, mental health and primary care, among others, as well as provides access for customers to licensed pharmacies for online fulfillment and distribution of certain medications that may be prescribed as part of telehealth consultations. Since our founding, the Company has facilitated more than five million telehealth consultations, enabling greater access to high-quality, convenient, and affordable care for people in all 50 states and select locations in the United Kingdom.
The mission of Hims & Hers is to make healthcare accessible, affordable, and convenient for everyone. We believe that the Company has the technical platform, distributed provider network, and access to clinical capabilities to lead the migration of routine office visits to a digital format. The Hims & Hers platform includes access to a highly-qualified and technologically-capable provider network, a clinically-focused electronic medical record system, digital prescriptions, and cloud pharmacy fulfillment. We have built distribution channels and expertise around identifying and monetizing consumers that is enhanced by innovative engagement strategies delivered through simple and intuitive mobile and web interfaces. The Hims & Hers platform offers a streamlined patient and clinician experience facilitated by proprietary algorithms and a customizable and integrated technology stack, allowing us to give customers a seamless experience and to follow up programmatically and with precision. This creates a virtuous data cycle driven by the thousands of consultations performed on the platform on a daily basis and provides clarity on the healthcare needs of the Hims & Hers customer base. Customers can access healthcare providers on their computers or mobile devices and can have prescribed medications delivered directly. Care accessed through the Hims & Hers platform is subject to evidence-based clinical guidelines and delivered by highly-trained healthcare providers to ensure consistency and quality. Significant quality assurance measures are implemented to maintain safety and quality, and over 39,000 visit encounters have been reviewed by a clinical quality team to monitor quality of care and provider adherence to evidence-based principles.
2021 Business Highlights
In 2021, we generated strong revenue growth, while maintaining customer acquisition costs flat quarter-to-quarter, nearly doubling total subscriptions year-over-year, and delivered on strategic initiatives to catalyze future growth. Key financial highlights for 2021 include:
•	Average Order Value (“AOV”) – Our AOV was $74 for the year, an increase of 19% from 2020.
•	Net Orders – Our net orders were 3,504,000 for the year, an increase of 54% from 2020.
•	Subscriptions – Our subscriptions were 609,000 as of December 31, 2021, an increase of 95% from December 31, 2020.
•	Revenue – Our total revenue was $271.9 million for the year, compared to $148.8 million for 2020, an increase of 83% year-over-year.
•	Net Loss – Our net loss was $(107.7) million for the year, compared to $(18.1) million for 2020.
•	Adjusted EBITDA – Our Adjusted EBITDA was $(30.1) million for the year, compared to $(8.1) million for 2020.(1)
•	Gross Margin – Our gross margin was 75% for the year, compared to 74% for 2020.
Other key business highlights for 2021 include:
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We broadened the scope of medical care available on the Hims & Hers platform with the launch of fully vertical end-to-end mental health offerings, expanding care and providing modern personalized health and wellness experiences to consumers;

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We introduced a myriad of new health and wellness products and lines to support our customers on achieving their goals under both the Hims & Hers brands such as: Minoxidil 5% Foam for both Hims and Hers, Individual Online Therapy for both Hims and Hers, Topical Finasteride & Minoxidil Spray and Oral Spironolactone for Hims, Hims Overnight Anti-Aging Duo and Hers Clear Skin System, among many other over the counter offerings.

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We completed two strategic acquisitions; Honest Health in the United Kingdom (now Hims & Hers UK), as well as Apostrophe in the U.S. Hims & Hers UK expands our brand reach into the large and complimentary European marketplace, while Apostrophe accelerates our growth and personalization capabilities in dermatology as well as unlocks broader compounding pharmacy capabilities across the Hims & Hers offerings.

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We partnered with celebrity influencers to drive awareness campaigns; Rob Gronkowski partnered with Hims to bring awareness to anxiety, Jennifer Lopez partnered with Hers for hair loss products, and Miley Cyrus partnered with Hers to promote personalized skin care.

•	We launched the Hims & Hers mobile platform on the iOS app store, taking the next step in our plan to fundamentally reshape what it means to access and experience great modern healthcare.
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We announced additional strategic national omnichannel retail collaborations to provide consumers broader access to Hims & Hers health and wellness products through the new official Hims & Hers store on Amazon.com and online at Revolve.com as well as in over 20,000 retail locations with partners including Bed Bath & Beyond, CVS Pharmacy, GNC, Target, Walgreens, Walmart, and The Vitamin Shoppe.

•	We also launched full operations at our 300,000 square foot pharmacy and distribution center in Ohio.
[1]
A reconciliation of Adjusted EBITDA, a non-GAAP measure, to net loss, its most comparable financial measure under generally accepted accounting principles in the United States (“U.S. GAAP”), is provided in Annex A to this proxy statement.

2021 Executive Compensation Highlights
In 2021, the compensation of our Named Executive Officers was determined as follows:
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Base Salaries. Our Board of Directors increased the annual base salary of our CEO to $575,000, the annual base salaries of Mr. Lee and Ms. Baird, to $468,000 each, and the annual base salary of Ms. Boughton to $361,000, with a subsequent increase in Ms. Boughton’s salary to $425,000 in November 2021. Dr. Carroll’s annual base salary remained $450,000.

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Annual Incentive Bonus Opportunities. Our Board of Directors increased the target annual incentive bonus opportunity of our CEO to 100% of his annual base salary, and the target annual incentive bonus opportunities of Mr. Lee, Ms. Baird, Dr. Carroll, and Ms. Boughton to 50% of their annual base salaries.

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Annual Incentive Bonus Awards. Under the 2021 Hims & Hers Health, Inc. Incentive Bonus Plan, participants were eligible to earn cash bonus awards based on our actual performance as measured against pre-established target levels of net revenue and adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”, as defined below) for 2021. Based on our achieving at least 115% of our net revenue target and a lower loss of 80% or less of our Adjusted EBITDA target loss, our Named Executive Officers earned 200% of their target annual incentive bonus opportunities. Our CEO received $1,092,329 and our other Named Executive Officers who participated in the plan received amounts ranging from $354,656 to $446,671.

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Long-Term Incentive Compensation Awards. Pursuant to the terms of the Merger Agreement, which was approved by the stockholders of OAC on January 19, 2021, in March 2021 the compensation committee approved the following equity awards for our Named Executive Officers:

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“Earn-Out” RSU Awards – RSU awards that may be settled for shares of our Class A Common Stock, including an RSU award in the amount of 720,906 units for our CEO and RSU awards in amounts ranging from 11,425 units to 232,582 units for our other Named Executive Officers pursuant to the distribution of “earn-out” RSU awards as contemplated by the earn-out provisions of the Merger Agreement;

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Warrant RSU Awards – RSU awards that may be settled for shares of our Class A Common Stock, including an RSU award in the amount of 14,344 units for our CEO and RSU awards in amounts ranging from 227 units to 4,626 units for our other Named Executive Officers pursuant to the distribution of “warrant RSU awards” as contemplated by the terms of the warrant provisions of the Merger Agreement; and

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Management Incentive Plan RSU Awards – RSU awards that may be settled for shares of our Class A Common Stock, including an RSU award in the amount of 117,279 units for our CEO and RSU awards in amounts ranging from 19,546 units to 74,276 units for our other Named Executive Officers pursuant to the Management Incentive Plan (as defined in Compensation Elements - Post-Closing Incentive Bonuses below) announced in connection with the Merger Agreement.

For more information on these equity awards, see “Compensation Elements – Long-Term Incentive Compensation” below.
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Compensation Arrangements with Ms. Becklund. In connection with her appointment as our Interim Principal Financial Officer, effective November 15, 2021, the compensation committee approved an increase to Ms. Becklund’s annual base salary to $300,000 and granted her an RSU award that may be settled for 25,000 shares of our Class A Common Stock. Twenty-five percent of the award vested on each of December 15, 2021 and March 15, 2022, and 25% of the award will vest on each of June 15, 2022, and September 15, 2022, subject to her continued service with the Company through each vesting date.

Executive Compensation Policies and Practices
We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The compensation committee intends to evaluate our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals, given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our key executive compensation-related policies and practices:

What We Do
•	Maintain an Independent Compensation Committee. The compensation committee consists solely of independent directors who establish our executive compensation policies and practices.
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Retain an Independent Compensation Consultant. Since its formation, the compensation committee has engaged its own compensation consultant to provide information, analysis, and other advice on executive compensation matters independent of management. This consultant performed no other consulting or other services for us in 2021.

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Conduct an Annual Executive Compensation Review. The compensation committee intends to review and approve our executive compensation strategy and program at least annually, including a review and determination of any compensation peer group that it approves for use for comparative purposes and a review of our compensation-related risk profile to ensure that our executive compensation programs do not encourage excessive or inappropriate risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.

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Significant Portion of Target Total Direct Compensation “At-Risk.” A significant portion of our Named Executive Officers’ target annual total direct compensation is “at risk” based on our financial results and our stock price performance to align the interests of our Named Executive Officers with those of our stockholders.

•	Establish Multi-Year Vesting Requirements. The equity awards granted to our Named Executive Officers vest over multi-year periods, consistent with current market practice and our retention objectives.
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Maintain “Double-Trigger” Change-in-Control Arrangements. All payments and other benefits that our Named Executive Officers may be eligible to receive under their Change in Control and Severance Agreements in the event of a change in control of the Company are “double-trigger” arrangements (that is, they require both a change-in-control of the Company plus a qualifying termination of employment before payments and benefits are paid). In addition, all such payments and benefits are subject to the execution and delivery of an effective general release of claims in favor of the Company.

What We Do Not Do
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No Executive Retirement Plans. We do not currently offer defined benefit pension plans or any non-qualified deferred compensation plans or arrangements to our Named Executive Officers other than the plans and arrangements that are available to all employees. Our Named Executive Officers are eligible to participate in our 401(k) plan on the same basis as our other full-time employees.

•	No Perquisites. Perquisites or other personal benefits are not a significant part of our compensation program for our Named Executive Officers.
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No Excise Tax Payments on Future Post-Employment Compensation Arrangements. We do not provide our Named Executive Officers with excise tax reimbursement payments (including “gross-ups”) on payments or benefits contingent upon a change in control of the Company.

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No Special Health or Welfare Benefits. We do not provide our Named Executive Officers with any health or welfare benefit programs, other than participation in our broad-based employee programs on the same basis as our other full-time employees.

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No Hedging or Pledging of our Equity Securities. Our Insider Trading Policy prohibits our employees, including our officers, and the non-employee members of our Board of Directors from engaging in hedging or pledging transactions involving the Company’s securities.

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No Stock Option Re-pricing. We do not permit options to purchase shares of our Class A Common Stock to be re-priced to a lower exercise price without the approval of our stockholders and, to the extent required by the governing documents, the affected optionees.

Stockholder Advisory Vote Frequency of Future Stockholder Advisory Votes on Named Executive Officer Compensation
At the Annual Meeting to which this proxy statement relates, we will be conducting a non-binding advisory vote for our stockholders to indicate their preferred frequency of future non-binding advisory votes on the compensation of our Named Executive Officers, commonly known as a “Say-on-Frequency” or “Say-When-on-Pay” vote, where they may select a preferred frequency of one year, two years or three years.
Our Board of Directors has determined that an advisory vote on executive compensation that occurs annually is the most appropriate choice for our Company. Accordingly, our Board unanimously recommends that stockholders vote for a one-year interval for such future votes. For additional information about this vote, see Proposal 4 below.
Executive Compensation Philosophy and Objectives
Going forward, we intend to design our executive compensation program to (i) allow us to attract and retain highly qualified executives, and (ii) allow these executives the opportunity to own a portion of the Company. We believe that our ability to ensure that our senior executive team is engaged and productive depends upon how we structure our compensation program. In addition, for us to be appropriately positioned to attract new talent, we must be prepared to be, and be perceived as, an employer that offers competitive compensation. Providing our executives an opportunity to be partial owners in our business fosters their active engagement in our success and aligns their interests with those of our stockholders. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:
•	provide market competitive compensation and benefits that will attract, retain, motivate, and reward our executives within the context of responsible cost management;
•	establish a direct link between our financial and operational results and strategic objectives to the compensation of our executives;
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align the interests and objectives of our executives with those of our stockholders by linking their long-term incentive compensation opportunities to stockholder value creation and their cash incentives to our annual performance; and

•	offer total compensation opportunities to our executives that, while competitive, are internally consistent and fair.
To achieve our compensation objectives, historically we have structured the annual compensation of our executive officers, including certain of our Named Executive Officers, with a compensation package consisting of the following three principal elements: base salary, annual incentive bonus opportunities, and long-term incentive compensation opportunities in the form of equity awards:
Compensation Element	Compensation Purpose
Base Salary	Recognize performance of individual job responsibilities and retain our current executives and attract new executives with superior talent

Annual Incentive Bonus	Reward our executives for contributions to Company performance

Long-Term Incentive Compensation	Promote an employee ownership culture and maximize stockholder value by aligning the interests of our executives with those of our stockholders through the grant of equity awards
The design of our executive compensation program is influenced by a variety of factors, with the primary goals being to align the interests of our executive officers and stockholders and to link pay with performance.
Compensation-Setting Process
Role of the Compensation Committee
Following the Business Combination, the compensation committee has been responsible for discharging the responsibilities of our Board of Directors relating to the compensation of our executive officers, including our Named Executive Officers, and for recommending to our Board of Directors for approval the form and amount of cash and equity-based and other compensation to be paid to the non-employee members of our Board of Directors. The compensation committee has the overall responsibility for overseeing our compensation and benefits policies and practices generally, and overseeing, reviewing and making recommendations to our Board of Directors with respect to the adoption and approval of, or amendments to, the Company stock plans, as well as the responsibility to administer and interpret the Company stock plans, including making grants of awards thereunder and setting the terms and conditions (including performance conditions) of such awards.
To the extent permitted by applicable law, the compensation committee may delegate to two or more officers of the Company the authority to grant such rights or options created by the Company to employees of the Company or of any subsidiary of the Company who are not directors or executive officers within the limits required by applicable law and set forth in a policy or one or more resolutions of our Board of Directors and/or the compensation committee, as applicable.
The compensation committee will review and approve the form and amount of the compensation to be paid or awarded to our CEO. The compensation committee will also review and approve the form and amount of the compensation to be paid or awarded to our other executive “officers,” (as defined in the rules under Section 16 of the Exchange Act), including our other Named Executive Officers, at least annually and will be informed by the recommendations of our CEO. The compensation committee will:
•	Establish annually corporate goals and objectives relevant to compensation for our CEO;
•	Evaluate annually our CEO’s performance against any corporate goals and objectives relevant to our CEO’s compensation;
•	Establish annually corporate goals and objectives relevant to compensation, in consultation with our CEO, for our other executive officers and employees;
•	Evaluate annually, in consultation with our CEO, our other executive officers’ performance against any corporate goals and objectives relevant to such individuals’ compensation;
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Administer and, if determined to be necessary, amend the Company’s deferred compensation plan if any, and any other material compensation plan; provided that the compensation committee may delegate routine administration of such plans to an administrative committee consisting of Company officers or other employees; and

•	Annually review the Company’s compensation philosophy and strategy.
The compensation committee will also review periodically the succession planning for the CEO and other executive officers, report the findings and recommendations to our Board of Directors, and work with our Board of Directors in evaluating potential successors to these positions, participate in the preparation of the Compensation Discussion and Analysis, provide a compensation committee Report for inclusion in the Company’s proxy statement and annual report on Form 10-K and generally oversee the Company’s compensation-related disclosure, oversee the Company’s submission to, and consider the results of, stockholder votes of matters relating to compensation, including stockholder proposals or advisory votes on executive compensation and the frequency of such votes, incentive, and other compensation plans, and amendments to such plans, oversee the management of risks associated with the Company’s compensation policies and programs, including an annual review of the Company’s risk management processes related to its compensation programs, including to determine whether any such program encourages undue or inappropriate risk-taking by Company personnel that is reasonably likely to have a material adverse effect on the Company, assist our Board of Directors in its oversight of the development, implementation and effectiveness of the Company’s policies and strategies relating to its human capital management function, including, but not limited to, those policies and strategies regarding recruiting, retention, career development and progressions, management succession, diversity and employment practices, and perform such other duties and responsibilities as further described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available at https://investors.forhims.com/governance.
In carrying out its responsibilities, the compensation committee evaluates our compensation policies and practices with a focus on the degree to which these policies and practices reflect our executive compensation philosophy, develops strategies, and makes decisions that it believes further our philosophy or align with developments in best compensation practices and reviews the performance of our executive officers when making decisions with respect to their compensation.
The compensation committee has retained a compensation consultant (as described below) to provide support in the review and assessment of our executive compensation program; however, the compensation committee exercises its own judgment in making final decisions with respect to the compensation of our executive officers, including our Named Executive Officers.

Setting Target Total Direct Compensation
During the first quarter of each fiscal year, the compensation committee conducts a review of the compensation arrangements of our executive officers, including our Named Executive Officers. As part of this review, the compensation committee evaluates the base salary levels and short-term and long-term incentive compensation opportunities of our executive officers.
The compensation committee does not intend to establish a specific target for formulating the base salaries and short-term and long-term incentive opportunities of our executive officers. In making decisions about the compensation of our executive officers, including our Named Executive Officers, the members of the compensation committee intend to rely primarily on their general experience and subjective considerations of various factors, including some or all of the following:
•	our executive compensation program objectives;
•	our performance against the financial, operational, and strategic objectives established by the compensation committee and our Board of Directors;
•	each individual executive officer’s knowledge, skills, experience, qualifications, and tenure relative to other similarly situated executives at companies in the competitive market;
•	the scope of each executive officer’s role and responsibilities compared to other similarly situated executives at the companies in the competitive market;
•
the prior performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team, all of which reflect our core values;

•	the potential of each individual executive officer to contribute to our long-term financial, operational, and strategic objectives;
•	compensation parity among our executive officers;
•	our financial performance relative to our peers; and
•	the recommendations of our CEO with respect to the compensation of our executive officers (except with respect to his own compensation).
These factors will provide the framework for compensation decision-making regarding the compensation opportunity for each executive officer, including our Named Executive Officers. No single factor is determinative in setting compensation levels, nor will the impact of any individual factor on the determination of compensation levels quantifiable.
The members of the compensation committee do not intend to weight these factors in any predetermined manner, nor will they apply any formulas in making their compensation decisions. The compensation committee members will consider this information in light of their individual experience, knowledge of the Company, knowledge of the competitive market, knowledge of each executive officer, and business judgment in making their decisions.
The members of the compensation committee do not intend to engage in formal benchmarking against other companies’ compensation programs or practices to set compensation levels or make specific compensation decisions with respect to our executive officers. Instead, in making its determinations, the compensation committee reviews information summarizing the compensation paid at a representative group of peer companies, to the extent that the executive positions at these companies are considered comparable to our positions and informative of the competitive environment, to gain a general understanding of market compensation levels.
Role of Management
In discharging its responsibilities, the members of the compensation committee intend to work with members of our management, including our CEO. Our management will assist the compensation committee by providing information on corporate and individual performance, market compensation data, and management's perspective on compensation matters. The compensation committee will solicit and review our CEO's proposals with respect to program structures, as well as his recommendations for adjustments to base salaries, annual incentive bonus opportunities, and long-term incentive compensation opportunities, and other compensation-related matters for our executive officers (except with respect to his own compensation).
At least each fiscal year, our CEO reviews the performance of our other executive officers based on such individual’s level of success in accomplishing business objectives and his or her overall performance and then shares these evaluations with, and makes compensation recommendations to, the compensation committee. The members of the compensation committee review and discuss our CEO’s proposals and recommendations with our CEO and consider them as one factor in determining and approving the compensation of our executive officers. Our CEO also generally attends meetings of our Board of Directors and the compensation committee at which executive compensation matters are addressed, except with respect to discussions involving his own compensation.
Role of the Compensation Consultant
The members of the compensation committee have the authority to retain an external compensation consultant to assist them by providing information, analysis, and other advice relating to the compensation of our executive officers, including our Named Executive Officers, including the authority to approve the consultant’s reasonable fees and other retention terms. The compensation consultant reports directly to the compensation committee and its chair and serves at the discretion of the compensation committee, which reviews the engagement annually.
In September 2020, the Board of Directors engaged Compensia, Inc. (“Compensia”), a national compensation consulting firm, to serve as compensation consultant to the Board, and upon its formation at the closing of the Business Combination, the compensation committee, to advise on executive compensation matters, including competitive market pay practices for our executive officers, including our Named Executive Officers, and with the data analysis and selection of a compensation peer group.
During 2021, Compensia attended the meetings of the compensation committee, both with and without management present, as requested and provided various services, including, but not limited to, the review and analysis of the compensation of the non-employee members of our Board of Directors, the review and analysis of the compensation of our executive officers, the analysis, selection, and updating of a compensation peer group, the analysis of various retention strategies and the retention of certain key employees, the competitive market positioning of various executive roles, the review and analysis of competitive market data for various executive roles, the development of broad-based equity guidelines, the review of practices with respect to compensation recovery policies, the review of market practices for the design of a short-term incentive plan, and advice on compensation committee items. The terms of Compensia’s engagement include reporting directly to the compensation committee chair. In 2021, Compensia did not provide any other services to us.
The compensation committee has evaluated its relationship with Compensia to assess Compensia’s independence from management. This review process included a review of the services that Compensia provided, the quality of those services, and the fees associated with the services provided during 2021. Based on this review, as well as consideration of the factors affecting independence set forth in Exchange Act Rule 10C-1(b)(4), Section 303A.05(c)(iv) of the NYSE rules, and such other factors as were deemed relevant under the circumstances, the compensation committee has determined that no conflict of interest was raised as a result of the work performed by Compensia.
Competitive Positioning
The compensation committee believes that peer group comparisons are useful guides to evaluate the competitiveness of our executive compensation program and related policies and practices. For purposes of assessing the compensation of our executive officers against the competitive market, the compensation committee reviews and considers the compensation levels and practices of a select group of peer companies. This compensation peer group consists primarily of companies in the healthcare, technology and consumer technology, and consumer sectors that are similar to us in terms of revenue, market capitalization, and industry focus. The competitive data drawn from this compensation peer group is only one of several factors that the compensation committee considers in making decisions with respect to the compensation of our executive officers.

In September 2020, with the assistance of Compensia, the compensation committee identified and developed a compensation peer group to reflect our financial profile and other comparable characteristics. The companies in this compensation peer group used for purposes of establishing our executive compensation program for 2021 were selected on the basis of their similarity to us, based on the following criteria:
•	publicly traded companies headquartered in the United States and traded on a major United States stock exchange;
•
companies in the healthcare industry (including healthcare equipment, healthcare services, healthcare supplies, and healthcare technology), companies in the technology and consumer technology industries (including application software, casinos and gaming, data processing and outsourced services, interactive home entertainment, interactive media and services, internet and direct marketing retail, internet services and infrastructure, and systems software), and companies in the consumer industry (including household products, leisure products, movies and entertainment, and personal products);

•
companies with revenues within a range of approximately 0.33x to approximately 4.0x of our then-last four fiscal quarter revenue of approximately $150 million (approximately $50 million to approximately $600 million); and

•
companies with market capitalization within a range of approximately 0.33x to approximately 4.0x of our estimated valuation of approximately $2.0 billion as of September 2020 (approximately $667 million to approximately $8.0 billion).

As a result, the compensation committee approved a compensation peer group consisting of the following companies:
1Life Healthcare	DraftKings	iRhythm Technologies
Accolade	eHealth	Lemonade
Alarm.com Holdings	EverQuote	LivePerson
American Well	Freshpet	Livongo Health
Appian	Glu Mobile	Ontrak
Beyond Meat	GoodRx Holdings	PagerDuty
Blackline	Inspire Medical Systems	Smartsheet
Chegg
The compensation committee used data drawn from the companies in our compensation peer group, as well as data from a custom data cut drawn from the Radford Global Technology Survey database, to evaluate the competitive market when determining the total direct compensation packages for our Named Executive Officers, including base salary, target annual incentive bonus opportunities, and long-term incentive compensation opportunities.
The compensation committee reviews our compensation peer group at least annually and makes adjustments to its composition if warranted, taking into account changes in both our business and the businesses of the companies in the peer group.
Compensation Elements
As noted above, generally, our executive compensation program consists of three principal elements – base salary, annual incentive bonus opportunities, and long-term incentive compensation in the form of equity awards.
Base Salary
Base salary represents the fixed portion of the compensation of our executive officers, including our Named Executive Officers, and is an important element of compensation intended to attract and retain highly talented individuals. Generally, we use base salary to provide each executive officer with a specified level of cash compensation during the fiscal year with the expectation that he or she will perform his or her responsibilities to the best of his or her ability and in our best interests.
The initial base salary of each executive officer, including our Named Executive Officers, was established through arm’s-length negotiation at the time we hired the individual, taking into account his or her position, qualifications, experience, prior salary level, and the base salaries of our other executive officers. These base salaries were subsequently adjusted from time to time by the compensation committee after an evaluation of our corporate performance and each executive officer’s individual performance.

In connection with the Business Combination, each of our executive officers, including our Named Executive Officers, entered into an employment agreement with the Company which provided that, effective upon the closing of the Business Combination, their annual base salaries would be increased to, or remain at, as applicable, the following levels:
Named Executive Officer	2020 Base Salary and 2021 Base Salary Prior to Business Combination	2021 Base Salary Following Business Combination	Percentage Adjustment
Mr. Dudum	$552,500(1)	$575,000	4.2%
Ms. Baird	$446,250(1)	$468,000	4.9%
Dr. Carroll	$450,000	$450,000	0%
Ms. Boughton	$361,250(1)	$361,000	0%
Ms. Becklund	$290,000(2)	$300,000	3.4%
Mr. Lee	$467,500(1)	$468,000	<1%
(1)	Effective as of February 20, 2020.
(2)	Effective as of December 16, 2020.
The Business Combination closed on January 20, 2021 and accordingly, 2021 base salaries were effective on this date, other than Ms. Becklund’s base salary, which was effective on November 15, 2021 upon her appointment as Interim Principal Financial Officer, as further described below.
Upon Mr. Lee’s resignation as our Chief Financial Officer and Treasurer effective November 15, 2021, our Board of Directors appointed Ms. Becklund as our Interim Principal Financial Officer, effective immediately. At that time, the compensation committee determined to increase Ms. Becklund’s annual base salary to $300,000 as of November 15, 2021.
On November 15, 2021, as an acknowledgement of Ms. Boughton’s efforts in performing her role as Chief Legal Officer of the Company and to bring her compensation more in line with her peer group, the compensation committee determined to increase Ms. Boughton’s annual base salary to $425,000, with such increase being effective as of November 2, 2021.
Going forward, the members of the compensation committee will review the base salaries of our executive officers each year as part of their annual review of our executive compensation program, with input from our CEO (except with respect to his own base salary) and make adjustments as they determine to be reasonable and necessary to reflect the scope of an executive officer’s performance, individual contributions and responsibilities, position in the case of a promotion, market conditions, the recommendations of our CEO, and the other factors described in “Compensation-Setting Process - Setting Target Total Direct Compensation” above.
The compensation paid to our Named Executive Officers during 2021 is set forth in the “2021 Summary Compensation Table” below.
Incentive Bonus Plan
In August 2021, the compensation committee approved an annual cash bonus plan to provide selected employees, including our executive officers, with the opportunity to earn cash bonus awards based upon the achievement of Company short-term financial and strategic performance goals (the “2021 Incentive Bonus Plan”). We use the annual incentive bonus plan to motivate our applicable employees, including our executive officers, to achieve our financial performance goals as set forth in our annual operating plan.
Pursuant to the 2021 Incentive Bonus Plan, the compensation committee established a target annual incentive bonus opportunity for each participant in the plan with actual awards paid from the bonus pool determined based on actual performance against pre-established financial goals during the applicable performance period. For 2021, the performance period was January 1, 2021 through December 31, 2021.
Unless otherwise determined by the compensation committee, to be eligible to earn an incentive bonus award, a participant must be employed by us or an affiliate of the Company on the date the incentive bonus award is paid. Earned incentive bonus awards, if any, were to be paid in cash no later than two and one-half months following the end of the applicable performance period and after the compensation committee had determined and certified the level of performance achieved and the amount of the incentive bonus awards earned. The compensation committee reserves the right, in its sole discretion, to settle a bonus award in cash or with a grant of a share-based award under our then-current equity compensation plan (or a combination thereof with an aggregate value equal to the earned bonus).
All annual incentive bonus awards under the 2021 Incentive Bonus Plan are subject to any Company recoupment or “clawback” policy, as may be in effect from time to time, including any required by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Target Annual Incentive Bonus Opportunities for 2021
The initial target annual incentive bonus opportunity of each of our executive officers, including our Named Executive Officers, was established through arm’s-length negotiation at the time we hired the individual, taking into account his or her position, qualifications, experience, prior salary level, and the base salaries of our other executive officers.
In connection with the Business Combination, each of our executive officers, including our Named Executive Officers, entered into an employment agreement with the Company which provided that, effective upon the closing of the Business Combination, their target annual incentive bonus opportunities would be as follows:
Named Executive Officer	2021 Target Annual Incentive Bonus Opportunity (as a percentage of post- Business Combination base salary)
Mr. Dudum	100%
Ms. Baird	50%
Dr. Carroll	50%
Ms. Boughton	50%
Ms. Becklund	0%
Mr. Lee	50%
The Business Combination closed on January 20, 2021 and, accordingly the target annual incentive bonus opportunities were effective January 20, 2021. For the period in 2021 prior to the Business Combination, we prorated bonuses under our prior bonus program.
On November 15, 2021, the compensation committee determined that Ms. Boughton’s target annual incentive bonus opportunity for 2021 would be calculated using her aggregate 2021 base salary, inclusive of the increase of her base salary to $425,000, which was also approved on that date.
Going forward, the compensation committee will establish the target incentive bonus opportunity for each eligible participant, including each Named Executive Officer, based upon a specific percentage of such participant’s annual base salary for the performance period. In setting these percentages, the compensation committee will take into consideration the recommendations of our CEO, as well as the other factors described in “Compensation-Setting Process – Setting Target Total Direct Compensation” above.
Corporate Performance Measures
During 2021, participants in the 2021 Incentive Bonus Plan were eligible to receive bonus awards based upon our actual achievement against two corporate performance metrics that were selected by the compensation committee and that were closely related to the financial and strategic objectives that were important to us. In May 2021, the compensation committee selected “net revenue” (weighted 70%) and “Adjusted EBITDA” (weighted 30%), as defined below, as the two corporate performance metrics for the 2021 Incentive Bonus Plan. The compensation committee believed these performance metrics were appropriate because, in its view, they were strong indicators of the successful execution of our business objectives for 2021, and they provided a strong emphasis on growth while managing expenses and strengthening our customer and commercial relationships. The compensation committee also believed these metrics would influence the creation of sustainable long-term stockholder value.
The corporate performance metrics used for purposes of the 2021 Annual Cash Bonus Plan were defined as follows:
•	“net revenue” meant our GAAP total net revenue for 2021, as reflected in our audited financial statements for 2021, after excluding the impact of acquisitions; and

•
“Adjusted EBITDA,” which is a non-GAAP financial measure, meant net loss before depreciation and amortization, (benefit) provision for income taxes, interest income, interest expense, amortization of debt issuance costs, stock-based compensation, change in fair value of liabilities, one-time Merger bonuses and warrant expense, and acquisition-related costs, which include professional services and consideration paid for employee equity with vesting requirements incurred directly as a result of acquisitions. The impact of acquisitions was excluded from the corporate performance metric.

In May 2021, the compensation committee established a threshold, target, and maximum achievement level for each of these corporate performance metrics. Each of the corporate performance metrics was evaluated separately for any incentive bonus awards to be made with respect to that metric. Achievement levels for performance between the threshold and target performance levels and between the target and maximum performance levels were to be calculated using straight-line interpolation. The threshold, target, and maximum performance levels and bonus pool funding for each of the corporate performance metrics were as follows:
Performance Metric	Threshold (50% Funding)	Target (100% Funding)	Maximum (200% Funding)
Net Revenue	$184.6 million (90% of target performance)	$205.1 million	$235 million (115% of target performance)
Adjusted EBITDA	($47.8) million (120% of target performance)	($39.9 million)	($31.9) million (80% of target performance)
Annual Incentive Bonus Plan Payments
Under the 2021 Incentive Bonus Plan, cash bonus awards were to be paid from a bonus pool based on our performance with respect to each of the corporate performance metrics and the extent to which each objective was achieved for the year. The compensation committee did not make any discretionary adjustments to the bonus pool or the incentive cash bonus awards earned by the Named Executive Officers during 2021.
The percentage achievement (after excluding the impact of acquisitions) and the corresponding payment levels with respect to each corporate performance metric, as determined by the compensation committee based on our actual performance is set forth in the table below. For purposes of determining the weighted percentage achievement level, if the percentage achievement level exceeded 100%, the weighted percentage achievement level was determined by multiplying the weighted percentage achievement level by 2.
Performance Metric	Weighting Percentage	Target Performance Level	Actual Performance Level	Minimum Percentage Achievement Required for Full Payout	Minimum Percentage Achievement Satisfied	Weighted Percentage Achievement Level
Net Revenue	70%	$205.1 million	$259.7 million	115%	Yes	140%
Adjusted EBITDA	30%	($39.9) million	($27.8) million	80%	Yes	60%
Total Weighted Percentage Achievement Level						200%
As a result, the compensation committee established a bonus pool based on the total weighted percentage achievement level and our Named Executive Officers earned annual incentive bonus awards equal to 200% of their target annual incentive bonus opportunities.
The following table sets forth the target incentive bonus opportunities and the actual incentive bonus award made to our Named Executive Officers for 2021. The bonus for each Named Executive Officer listed below was prorated for 2021 based on the bonus programs in effect throughout the year (the pre-Merger bonus program was in effect for 20 days and the post-Merger bonus program was in effect for 325 days). Additionally, Ms. Boughton’s salary was weighted to account for her salary change in November 2021.
Named Executive Officer	Target Annual Cash Bonus Opportunity (as a percentage of base salary)	Target Annual Incentive Bonus Opportunity ($)	Weighted Percentage Achievement Level	Annual Incentive Bonus Award (prorated)
Mr. Dudum	100%	$575,000	200%	$1,092,329
Ms. Baird	50%	$234,000	200%	$446,671
Dr. Carroll	50%	$225,000	200%	$437,671
Ms. Boughton	50%	$180,500	200%	$354,656
Mr. Lee was not eligible to receive a bonus under the 2021 Incentive Bonus Plan since he resigned his positions with the Company effective November 15, 2021. Ms. Becklund was not eligible to receive a bonus under the 2021 Incentive Bonus Plan as she served only temporarily as Interim Principal Financial Officer.
Post-Closing Incentive Bonuses
Prior to the Business Combination, the Company announced that our Board of Directors or a committee thereof may award bonuses to certain of our employees, including members of management, after the Closing of the Business Combination in an aggregate amount of up to $10.0 million (the “Management Incentive Plan” or “MIP”). The bonuses were intended to reward employees who made significant contributions in connection with the Business Combination. Up to 50% of such bonuses may be allocated in the form of Class A Common Stock or other equity awards that can be exercised for or settled in shares of Class A Common Stock. Such equity awards may be subject to specified vesting conditions. Our Board of Directors or a committee thereof had complete discretion whether or not to award these bonuses, how such bonuses were to be allocated among eligible employees, and the mix of such cash and equity bonus awards.
In January 2021, the compensation committee reviewed the proposed bonuses under the MIP. Noting that up to 50% of the bonuses pursuant to the MIP could be allocated in the form of Class A Common Stock or other equity awards that can be exercised for or settled in shares of Class A Common Stock, with the remainder of the bonuses to be paid in cash, the compensation committee recommended that our Board of Directors approve the cash portion of the MIP bonuses and determined that it would grant the equity component of the MIP bonuses in the form of RSU awards vesting over four years of continuous service.
On February 4, 2021, our Board of Directors, following the recommendation of the compensation committee, awarded a total of approximately $5.2 million in cash bonuses to our executive officers and certain other employees who made significant contributions in connection with the Business Combination pursuant to the MIP. The following table sets forth the portion of the MIP that was paid in cash on February 10, 2021 to our Named Executive Officers:
Named Executive Officer	MIP Bonus
Mr. Dudum	$1,500,000
Ms. Baird	$250,000
Dr. Carroll	$250,000
Ms. Boughton	$750,000
Ms. Becklund(1)	$250,000
Mr. Lee	$1,250,000
(1)	Ms. Becklund was eligible for an MIP bonus although she was not an executive officer at the time of the award.
The annual incentive bonus awards made to our Named Executive Officers for 2021 are set forth in the “2021 Summary Compensation Table” below.

On March 29, 2021, the compensation committee approved the grant of RSU awards that may be settled for shares of our Class A Common Stock to our Named Executive Officers pursuant to the MIP, in the following amounts:
Named Executive Officer	RSU Award Granted (number of shares)	RSU Award Granted (value of grant)
Mr. Dudum	117,279	$1,500,000
Ms. Baird	19,546	$250,000
Dr. Carroll	19,546	$250,000
Ms. Boughton	58,639	$750,000
Ms. Becklund(1)	43,002	$550,000
Mr. Lee	74,276	$950,000
(1)	Ms. Becklund was eligible for an MIP RSU grant although she was not an executive officer at the time of the award.
The number of RSUs granted was based on the closing price of the Company’s Class A Common Stock on the March 29, 2021 grant date, which was $12.79 per share. The RSU awards are subject to a service-based vesting requirement, to be satisfied over a four-year period, with the RSU awards vesting in substantially equal quarterly installments over four years of continuous service on each of March 15, June 15, September 15, and December 15 (each, a “Company Quarterly Vesting Date”), with the first such vesting date to be the first Company Quarterly Vesting Date that occurs after the Vesting Commencement Date of March 15, 2021. Upon vesting, the RSU award may be settled by issuing that number of shares of our Class A Common Stock that equal the number of RSUs that have vested.
Long-Term Incentive Compensation
As a technology company that encounters significant competition for qualified personnel, long-term incentive compensation plays a critical role in our ability to attract, hire, motivate, and reward qualified and experienced executives. The use of long-term incentive compensation in the form of equity awards is necessary for us to compete for qualified executives without significantly increasing cash compensation and is the most important element of our executive compensation program. We use equity awards to incentivize and reward our executive officers, including our Named Executive Officers, for long-term corporate performance based on the value of our Class A Common Stock and thereby align their interests with the interests of our stockholders. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards serve as an incentive for our executive officers to create value for our stockholders. Equity awards also help us retain our executive officers in a highly competitive market.
During 2021, the compensation committee made several grants of equity awards in recognition and as a result of the Business Combination pursuant to the applicable provisions of the Merger Agreement. The terms and conditions of these equity awards are as follows:
“Earn-Out” RSU Awards
Pursuant to the Merger Agreement, each holder of an option to purchase Hims common stock that was outstanding immediately prior to the Business Combination (the “Hims Options”) received an Earn-Out RSU Award from the Company. The number of units subject to the Earn-Out RSU Award was determined by multiplying the number of shares subject to the Hims Option by an exchange ratio of 0.0443 in accordance with the terms of the Merger Agreement.
On March 29, 2021,the compensation committee approved the grant of the Earn-Out RSU Awards to the eligible recipients, including our Named Executive Officers, with such awards to vest based upon the satisfaction of certain share price-based performance vesting conditions and continuous service conditions.

Each of our Named Executive Officers held more than one Hims Option at the time of the Business Combination and received a separate Earn-Out RSU Award for each Hims Option. The aggregate number of units underlying the Earn-Out RSU Awards granted to our Named Executive Officers by the compensation committee were equal to the following amounts:
Named Executive Officer	Earn-Out RSU Award Granted (number of units)
Mr. Dudum	720,906
Ms. Baird	232,582
Dr. Carroll	43,245
Ms. Boughton	48,830
Ms. Becklund	11,425
Mr. Lee	199,752
The vesting schedules for the Earn-Out RSU Awards are set forth in the “2021 Outstanding Equity Awards at Fiscal Year-End Table” below.
Warrant RSU Awards
Pursuant to the Merger Agreement, each holder of a restricted stock unit for shares of Hims common stock that was outstanding as of immediately prior to the Business Combination (the “Hims RSUs”) received a Warrant RSU Award from the Company. The number of units subject to the Warrant RSU Award was determined by multiplying the number of units underlying the Hims RSUs by an exchange ratio of 0.0028 in accordance with the terms of the Merger Agreement.
On March 29, 2021, the compensation committee approved the grant of the Warrant RSU Awards to the eligible recipients, including our Named Executive Officers, with such awards to vest on terms substantially similar to the Hims RSUs to which the Warrant RSU Award related.
Each of our Named Executive Officers held more than one Hims RSU award at the time of the Business Combination and received a separate Warrant RSU Award for each Hims RSU award. The aggregate number of units underlying the Warrant RSU Awards granted to our Named Executive Officers by the compensation committee were equal to the following amounts, as measured on the date of the grant:
Named Executive Officer	Warrant RSU Award Granted (number of units)
Mr. Dudum	14,344
Ms. Baird	4,626
Dr. Carroll	859
Ms. Boughton	971
Ms. Becklund	227
Mr. Lee	3,974
The vesting schedules for the Warrant RSU Awards are set forth in the “2021 Outstanding Equity Awards at Fiscal Year-End Table” below.
Ms. Becklund’s RSU Award
In connection with her appointment as our Interim Principal Financial Officer, on November 16, 2021, the compensation committee granted Ms. Becklund an RSU award with 25,000 units that may each be settled for one share of our Class A Common Stock underlying the RSU award. Twenty-five percent of the units subject to the award vested on each of December 15, 2021 and March 15, 2022, and 25% of the units will vest on each of June 15, 2022, and September 15, 2022, subject to her continued service with our Company through each vesting date.
The equity awards granted to our Named Executive Officers during 2021 are set forth in the “2021 Summary Compensation Table” and the “2021 Grants of Plan-Based Awards Table” below.
Health and Welfare Benefits
Our executive officers, including our Named Executive Officers, are eligible to participate in the same employee benefit plans, and on the same terms and conditions, as all other full-time, salaried U.S. employees, subject to the satisfaction of certain eligibility requirements. These benefits include medical, dental and vision insurance, business travel insurance, an employee assistance program, health and dependent care flexible spending accounts, basic life insurance, accidental death and dismemberment insurance, short-term and long-term disability insurance, reimbursement for mobile phone coverage, and commuter benefits.
Our executive officers, including our Named Executive Officers, are eligible to participate in the 401(k) plan we maintain for our employees generally. The 401(k) plan is intended to qualify under Section 401(k) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), so that contributions to the 401(k) plan by employees or by us, and the investment earnings thereon, are not taxable to the employees until withdrawn, and so that contributions made by us, if any, will be deductible by us when made. Employees may elect to reduce their current compensation by up to the statutorily prescribed annual limits and to have the amount of such reduction contributed to their 401(k) plan accounts. Effective June 2021, the compensation committee amended the 401(k) plan to provide that the Company would match 50% of a participant’s contributions to the Section 401(k) Plan in cash, subject to an annual maximum limit of $3,000 per employee.
We design our employee benefits programs to be affordable and competitive in relation to the market as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.
Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our executive officers, including our Named Executive Officers, except as generally made available to all our employees, or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective and for recruitment and retention purposes. During 2021, none of our Named Executive Officers received perquisites or other personal benefits with a value, in the aggregate, of $10,000 or more.
In the future, we may provide perquisites or other personal benefits in limited circumstances. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee.
Mr. Lee’s Consulting Agreement
Concurrent with his resignation as our Chief Financial Officer and Treasurer on November 15, 2021, the compensation committee approved the Company entering into a consulting agreement with Mr. Lee pursuant to which he would continue to support the Company as a consultant until February 28, 2022, subject to renewal in one-month intervals, for a fee of $15,000 per month. As previously disclosed, Mr. Lee supported the Company’s transition plan until our new Chief Financial Officer, Mr. Okupe, was appointed in January 2022. Mr. Lee’s consulting agreement was terminated concurrently with Mr. Okupe’s appointment.
Employment Agreements
In connection with the Business Combination, we entered into written letter agreements with Mr. Dudum, Ms. Baird and Mr. Lee, which became effective upon the closing of the Business Combination. We entered into a written letter agreement with Dr. Carroll on January 14, 2021 and with Ms. Boughton on January 5, 2021. We believe that these arrangements were necessary to induce these individuals to continue to serve as senior executive officers of the Company following the consummation of the Business Combination. Additionally, we entered into a written letter agreement with Mr. Okupe on January 24, 2022 upon the commencement of his tenure as Chief Financial Officer.
Each of these letter agreements provides for “at will” employment (meaning that either we or the executive officer may terminate the employment relationship at any time without cause) and sets forth the compensation arrangements that shall initially apply following the close of the Business Combination for the executive officer, including a base salary, eligibility for an incentive bonus for each fiscal year based on objective or subjective criteria established by our Board of Directors or the compensation committee, participation in our standard employee benefit plans offered to similarly situated employees of the Company, and reimbursement of all reasonable business expenses of the types authorized by the Company and reasonable and necessarily incurred or paid in the performance of the executive officer’s duties, responsibilities, and authorities under the letter agreement.

The letter agreements also acknowledge that each Named Executive Officer has been granted, awarded, or purchased shares of the Company’s Class A Common Stock, or awards exercisable for, or that may be settled into, shares of the Company’s Class A Common Stock, from time to time. All such shares or awards remain subject to their terms and to the terms of the incentive plan pursuant to which such shares or awards were granted, awarded, or sold (if and as applicable).
Each of these letter agreements further provides for severance and vesting acceleration benefits as described in that certain Change in Control and Severance Agreement signed concurrently with the letter agreement. These Change in Control and Severance Agreements are discussed in more detail in “Post-Employment Compensation” below and “Potential Payments upon Termination or Change in Control” below.
These letter agreements also confirmed that, following the closing of the Business Combination, the Named Executive Officer was to remain subject to the Employee Confidential Information and Inventions Assignment Agreement that he or she had previously signed, as well as to the terms and conditions of the Company’s Employee Handbook, as in effect from time to time.
Post-Employment Compensation
We believe that having in place reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly qualified executive officers. Mr. Dudum and Ms. Baird have each entered into a Change in Control and Severance Agreement that provides for certain post-employment payments and benefits in the event of certain qualifying terminations of employment, including a termination of employment following a change in control of the Company. These Change in Control and Severance Agreements are discussed in more detail in “Potential Payments upon Termination or Change in Control” below. Mr. Lee previously entered into a Change in Control and Severance Agreement, but such agreement is no longer in effect following his resignation as our Chief Financial Officer.
These post-employment compensation arrangements are designed to provide reasonable compensation to Named Executive Officers who leave the Company under certain circumstances to facilitate their transition to new employment. Further, in some instances, we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing Named Executive Officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits.
We also believe that these arrangements are designed to align the interests of our Named Executive Officers and our stockholders when considering our long-term future. The primary purpose of these arrangements in the case of a change in control of the Company is to keep our Named Executive Officers focused on pursuing all corporate transaction activity that is in the best interests of our stockholders regardless of whether those transactions may result in their own job loss.
In determining payment and benefit levels under the various circumstances triggering the payments and benefits under the Change in Control and Severance Agreements with our Named Executive Officers, the compensation committee has drawn a distinction between voluntary terminations of employment and involuntary terminations of employment, which include terminations by us without cause and terminations of employment by the Named Executive Officer with good reason. Severance payments and benefits in the event of an involuntary termination of employment including following a change in control of the Company, have been deemed appropriate in light of the benefits to us described above, as well as the likelihood that the Named Executive Officer’s departure is due, at least in part, to circumstances not within his or her control. In contrast, we believe that payments are not appropriate in the event of a voluntary termination because such events often reflect either inadequate performance or an affirmative decision by the Named Executive Officer to end his or her relationship with us.
As a condition to a Named Executive Officer’s receipt of any payments or benefits described in his or her Change in Control and Severance Agreement, he or she will execute and allow to become effective a general release of claims against the Company, in the form provided by the Company, comply with his or her continuing obligations (including the return of Company property) to the Company, and, if requested by the Company, immediately resign from all positions he or she holds with the Company, including as a member of our Board of Directors and as a member of the board of directors of any subsidiaries of the Company.
Notwithstanding anything contained in the Change in Control and Severance Agreement to the contrary, in the event that the payments and benefits provided pursuant to the Change in Control and Severance Agreement, together with all other payments and benefits received or to be received by a Named Executive Officer (“Payments”), constitute “parachute payments” within the meaning of Section 280G of the Code, and, but for this provision, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payments will be made to the Named Executive Officer either (i) in full or (ii) as to such lesser amount as would result in no portion of the Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account applicable federal, state and local income taxes and the Excise Tax, results in the Named Executive Officers’ receipt on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of the Payments may be subject to the Excise Tax.
We do not use excise tax payments (or “gross-ups”) relating to a change in control of the Company and have no such obligations in place with respect to any of our executive officers, including our CEO or any other Named Executive Officer.
The compensation committee does not consider the specific amounts payable under the Change in Control and Severance Agreements when establishing annual compensation. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive.
For information on the Change in Control and Severance Agreements with our Named Executive Officers, as well as an estimate of the potential payments and benefits payable under these arrangements as of the end of 2021, see “Potential Payments upon Termination or Change in Control” below.
Potential Payments Upon Termination or Change in Control
The Company may provide payments to executives upon their termination or a change in control of the Company. Such payments are made pursuant to each executive's Change in Control/Severance Agreement as described above in “Post-Employment Compensation.”
Voluntary Resignation or Termination for Cause
The executive is not entitled to receive any additional forms of compensation or benefits, other than vested retirement income, if he or she voluntarily resigns from the Company or if his or her employment is terminated by the Company for cause.
Involuntary Termination Not Involving a Change in Control
If the executive is subject to an involuntary termination that does not involve a change in control and executes a general release of claims, the Company provides the following continuing payments for the requisite time period upon such involuntary termination:
•	the executive’s monthly base salary;
•	the Company’s monthly portion of health insurance premiums under COBRA;
•	an amount equal to one-twelfth of the executive’s annual target bonus, assuming achievement at 100% of goals; and
•	accelerated vesting of unvested equity awards during the period.
Name(1)	Cash(2)	Equity(3)	Perquisites/ Benefits(4)	Total
Mr. Dudum	$1,150,000	$15,326,205	$10,616	$16,486,821
Ms. Baird	$526,500	$2,133,316	$5,050	$2,664,866
(1)	Mr. Dudum’s potential payments are for a period of 12 months following his separation. Ms. Baird’s potential payments are for a period of nine months following her separation.
(2)	This column includes salary continuation and cash bonus payments for the requisite periods.
(3)
This column includes accelerated vesting of outstanding equity awards for the requisite periods. These awards are valued based on the closing price of $6.55 of our Class A Common Stock on the last trading day of 2021, regardless of actual vest date.

(4)	This column includes premiums paid for employer provided medical, dental and vision benefits.

Involuntary Termination Involving a Change in Control
If the executive is subject to an involuntary termination that involves a change in control and executes a general release of claims, the Company provides the following continuing payments for the requisite time period upon such involuntary termination:
•	the executive’s monthly base salary;
•	the Company’s monthly portion of health insurance premiums under COBRA;
•	an amount equal to one-twelfth of the executive’s annual target bonus, assuming achievement at 100% of goals; and
•	full accelerated vesting of all unvested equity awards.
Name(1)	Cash(2)	Equity(3)	Perquisites/ Benefits(4)	Total
Mr. Dudum	$1,150,000	$23,788,486	$10,616	$24,949,102
Ms. Baird	$702,000	$6,121,394	$6,733	$6,830,127
(1)	Potential payments for each of Mr. Dudum and Ms. Baird are for a period of 12 months following separation.
(2)	This column includes salary continuation and cash bonus payments for the requisite periods.
(3)
This column includes accelerated vesting of all outstanding equity awards. These awards are valued based on the closing price of $6.55 of our Class A Common Stock on the last trading day of 2021, regardless of actual vest date.

(4)	This column includes premiums paid for employer provided medical, dental and vision benefits.
Prohibition on Derivative Securities and Hedging Transactions
Our Insider Trading Policy prohibits our employees, including our officers, and the members of our Board of Directors from engaging in transactions in publicly traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding the Company’s securities. Stock options, restricted stock units, restricted stock, stock appreciation rights and other securities issued pursuant to the Company benefit plans or other compensatory arrangements with the Company are not subject to this prohibition.
Prohibition on Pledging and Margin Accounts
Our Insider Trading Policy prohibits our employees, including our officers, and the members of our Board of Directors from pledging Company securities as collateral for loans. In addition, these individuals may not hold Company securities in a margin account. Upon a default on the loan or a failure to meet a margin call, the lender or broker, as the case may be, may sell the pledged securities as collateral in a foreclosure sale or the securities held in the margin account without the beneficial owner’s consent. The sale, even though not initiated at the beneficial owner’s request, is still considered a sale for his or her benefit. If made at a time when the employee or director is aware of material non-public information or otherwise is not permitted to trade in the Company’s securities, the sale may result in inadvertent insider trading violations, Section 16 violations (for officers and directors), and a violation of this policy.
Tax and Accounting Considerations
The compensation committee takes the applicable tax and accounting requirements into consideration in designing and overseeing our executive compensation program.
Deductibility of Executive Compensation
Generally, Section 162(m) of the Code disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to certain persons, generally their chief executive officer, chief financial officer, and any employee who is among the three highest compensated executive officers for the taxable year (other than the chief executive officer and chief financial officer), regardless of whether the executive officer is serving at the end of the public company’s taxable year and regardless of whether the executive officer’s compensation is subject to disclosure for the last completed fiscal year under the applicable SEC rules (a “Covered Employee”). In addition, once an individual becomes a Covered Employee for any taxable year beginning after December 31, 2016, that individual will remain a Covered Employee for all future years, including following any termination of employment.
Remuneration paid to a Covered Employee in excess of $1 million will be subject to the deduction limit unless it qualifies for separate transition relief applicable to certain arrangements that qualify as written binding contracts that were in effect on November 2, 2017 and which have not been subsequently materially modified and certain remuneration paid pursuant to a compensation plan in existence before the effective date of when we became a publicly-traded company. The compensation committee reserves the right to pay remuneration to our Covered Employees even if such remuneration is subject to the deduction limit if it determines that doing so is in the best interests of the Company and our stockholders.
Accounting for Stock-Based Compensation
The compensation committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of certain stock-based compensation. Among other things, ASC Topic 718 requires us to record a compensation expense in our income statement for all equity awards granted to our executive officers, other employees, and the non-employee members of our Board of Directors. This compensation expense is based on the grant date “fair value” of the equity award and, in most cases, will be recognized ratably over the award’s requisite service period (which, generally, will correspond to the award’s vesting schedule). This compensation expense is also reported in the compensation tables below, even though recipients may never realize any value from their equity awards.
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
The compensation committee of the Board of Directors has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and based on this review and discussion, the compensation committee recommends to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation Committee:
Jules Maltz (chair)
Alex Bard
Kirsten Green

COMPENSATION TABLES
2021 Summary Compensation Table
The summary compensation table shows the total compensation of our named executive officers in 2021.
Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total Compensation
Mr. Dudum Chief Executive Officer and Chairman	2021	$573,875	$1,600,203	$13,053,177	—	—	$3,000	$15,230,255
	2020	$527,187	—	$2,842,399	$23,106,043	$100,203	—	$26,575,832
	2019	$253,750	—	—	—	—	—	$253,750
Ms. Baird Chief Operating Officer	2021	$466,913	$330,933	$3,977,305	—	—	$3,000	$4,778,151
	2020	$434,219	—	$1,289,200	$2,522,193	$80,933	$20,418	$4,367,811
	2019	$316,667	$12,684	—	$146,085	—	—	$475,436
Dr. Carroll Former Chief Medical Officer	2021	$450,000	$375,096	$943,010	—	—	$3,000	$1,771,106
	2020	$450,000	$225,000	$326,312	$802,144	—	—	$1,803,456
	2019	$242,308	$200,000	—	$78,138	—	—	$520,446
Ms. Boughton Chief Legal Officer	2021	$371,437	$815,518	$1,532,529	—	—	$3,000	$2,722,484
	2020	$359,844	—	$647,106	$1,266,142	—	—	$2,273,092
	2019	$327,500	—	—	$215,618	—	—	$543,118
Ms. Becklund Former Interim Principal Financial Officer	2021	$291,288	$250,000	$937,836	—	—	$3,000	$1,482,124
	2020	$247,500	—	$829,633	$169,634	—	—	$1,246,767
	2019	$139,231	$25,000	—	$31,255	—	—	$195,486
Mr. Lee Former Chief Financial Officer	2021	$409,475	$1,334,787	$4,151,191	—	—	$3,000	$5,898,453
	2020	$452,813	$87,299	$1,289,200	$1,454,319	$84,787	—	$3,368,418
	2019	$290,545	—	—	$1,798,561	$87,164	—	$2,176,270
(1)
Represents the aggregate grant date fair value of options granted to the officer, computed in accordance with ASC 718. Represents cash amounts earned under our annual bonus plans with respect to 2020 performance paid in February 2021. Incentive cash amounts were earned equal to 103% of each executive’s target bonus.

(2)
Represents a maximum $3,000 company match for participation in the 401(k) Plan for each named executive officer in 2021, and $20,418 in cash payments in 2020 to Ms. Baird to supplement her housing expenses. Such cash payments to Ms. Baird terminated when the Company converted to a work-from-home policy effective in June 2020.

Grants of Plan-Based Awards in 2021
The following table summarizes the equity awards granted to our named executive officers in 2021.
			Stock Awards
Name	Grant Date	Compensation Committee Approval Date(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock & Option Awards(2)
Mr. Dudum	1/20/2021	3/29/2021	720,906	$11,318,224
	1/20/2021	3/29/2021	14,344	$234,955
	3/29/2021		117,279	$1,499,998
Ms. Baird	1/20/2021	3/29/2021	232,582	$3,651,538
	1/20/2021	3/29/2021	4,626	$75,774
	3/29/2021		19,546	$249,993
Dr. Carroll	1/20/2021	3/29/2021	43,245	$678,947
	1/20/2021	3/29/2021	859	$14,070
	3/29/2021		19,546	$249,993
Ms. Boughton	1/20/2021	3/29/2021	48,830	$766,631
	1/20/2021	3/29/2021	971	$15,905
	3/29/2021		58,639	$749,993
Ms. Becklund	1/20/2021	3/29/2021	11,425	$179,373
	1/20/2021	3/29/2021	227	$3,718
	3/29/2021		43,002	$549,995
	11/16/2021(3)		25,000	$204,750
Mr. Lee	1/20/2021	3/29/2021	199,752	$3,136,107
	1/20/2021	3/29/2021	3,974	$65,094
	3/29/2021		74,276	$949,990
(1)
The compensation committee approved the grants pursuant to the Merger Agreement with an effective grant date of January 20, 2021, the date of the Closing of the Business combination. Unless otherwise noted, the RSUs vest over a 4-year period in substantially equal quarterly installments beginning on the first quarterly vesting date after March 15, 2021, with the RSUs vesting on each of March 15, June 15, September 15 and December 15, subject to the individual's continuous service. Certain RSUs are also subject to acceleration in the event the named executive officer is subject to a qualifying involuntary termination of employment and/or Change in Control (as such term is defined in the applicable RSU Agreement). Additionally, certain of the RSUs were granted as Earn Out RSUs that began vesting upon the satisfaction of certain conditions that were met in February 2021.

(2)
Represents the grant date fair value of such equity awards, computed in accordance with ASC 718. The actual amounts realized by the named executive officers will vary based on a number of factors, including our stock price at the time of each vesting.

(3)	Twenty-five percent (25%) of the RSUs will vest on each of December 15, 2021, March 15, 2022, June 15, 2022, and September 15, 2022, subject to continuous service with us.

Outstanding Equity at Fiscal Year End 2021
The following table summarizes the outstanding equity awards held by our named executive officers at December 31, 2021. The closing price of $6.55 of our Class A Common Stock on the last trading day in 2021 was used to determine the market value of the unvested RSUs shown in the “Market Value of Shares or Units of Stock That Have Not Vested ($)” column.
	Option Awards						Stock Awards
Name	Grant Date	Number of securities underlying unexercised options exercisable(3)	Number of securities underlying unexercised options unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options	Option exercise price	Option expiration date	Grant Date	Number of shares or units of stock that have not vested(4)	Market value of shares or units of stock that have not vested	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested
Mr. Dudum	6/17/2020	1,623,069	—	—	$0.50	6/16/2030
	6/17/2020(7)	—	—	1,623,069	$0.50	6/16/2030
	6/17/2020	3,246,139	$0.50	6/16/2020
	12/23/2020	584,797	—	—	$9.41	12/23/2030	12/23/2020	237,758	$1,557,315	—	—
							1/20/2021	162,210	$1,062,476	161,928	$1,060,628
							3/29/2021	95,290	$624,150	—	—
Ms. Baird	3/29/2018(6)	1,045,723	—	—	$0.40	3/28/2028
	11/6/2019	113,244	—	—	$1.75	11/7/2029
	5/13/2020	779,072	—	—	$2.43	5/12/2030
	12/23/2020	265,899	—	—	$9.41	12/22/2020	12/23/2020	107,838	$706,338	—	—
							1/20/2021	88,462	$579,426	—	—
							3/29/2021	15,882	$104,027	—	—
Dr. Carroll(1)	7/9/2019(6)	67,946		—	$1.75	7/8/2029
	5/13/2020(6)	294,436		—	$2.43	5/12/2030
	12/23/2020	52,998		—	$9.41	12/22/2030	12/23/2020	21,715	$142,233	—	—
							1/20/2021	25,246	$165,361	—	—
							3/29/2021	15,882	$104,027	—	—
Ms. Boughton	5/13/2020	327,389	—	—	$2.43	5/12/2030
	12/23/2020	106,540	—	—	$9.41	12/22/2030	12/23/2020	43,061	$282,050	—	—
							1/20/2021	31,992	$209,548	—	—
							3/29/2021	47,645	$312,075	—	—
Ms. Becklund	7/9/2019(6)	11,890	—	—	$1.75	7/8/2029
	12/23/2020	22,648	—	—	$9.41	12/22/2020	12/23/2020	55,207	$361,606	—	—
							1/20/2021	8,326	$54,535	—	—
							3/29/2021	34,940	$228,857	—	—
							11/16/2021(5)	18,750	$122,813	—	—
Mr. Lee(2)	5/2/2019(6)	789,121	—		$1.75
	12/23/2020	55,395	—		$9.41
(1)
Dr. Carroll was an employee of the Company until January 31, 2022. Upon his resignation, Dr. Carroll forfeited all unvested RSUs and retained the right to exercise his remaining vested stock options until April 30, 2022. He subsequently exercised 189,682 stock options on February 28, 2022.

(2)
Mr. Lee resigned from the Company on November 15, 2021 and forfeited all unvested RSUs and unvested stock options at that time. Mr. Lee retained the right to exercise his remaining vested stock options until February 15, 2022, other than with respect to stock options that were granted to him in May 2019, of which Mr. Lee retained the right to exercise any of such vested and unexercised stock options until May 1, 2029 . The information reported in the table is to the best of our knowledge.

(3)	Unless otherwise noted, the stock option awards vest in substantially equal monthly installments over a 4-year period, subject to the named executive officer’s continued service with us.
(4)
Unless otherwise noted, the RSUs vest over a 4-year period in substantially equal quarterly installments beginning on the first quarterly vesting date after March 15, 2021, with the RSUs vesting on each of March 15, June 15, September 15 and December 15, subject to the individual's continuous service. Certain RSUs are also subject to acceleration in the event the named executive officer is subject to a qualifying involuntary termination of employment and/or Change in Control (as such term is defined in the applicable RSU Agreement). Additionally, certain of the RSUs were granted as Earn Out RSUs that began vesting upon the satisfaction of certain conditions that were met in February 2021.
(5)	Twenty-five percent (25%) of the RSUs will vest on each of December 15, 2021, March 15, 2022, June 15, 2022, and September 15, 2022, subject to continuous service with us.
(6)
The stock option award vests over a 4-year period, with 25% of the stock option award vesting after 12 months and the remainder vesting in substantially equal installments, subject in each case to the named executive officer’s continuous service with us.

(7)	The stock option award vests upon achievement of certain performance metrics, subject to the named executive officer’s continued service with us.
Option Exercises and Stock Vested in 2021
The following table provides information about stock option exercises and RSU vestings that occurred during 2021. The values for exercised stock options reflect the difference between the aggregate option exercise price and the market price of our Class A Common Stock on the date of the exercise. The values for RSUs that vested during 2021 reflect the per share closing price of our Class A Common Stock on the vesting date multiplied by the number of shares that vested.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Mr. Dudum	—	—	487,968	$4,963,375
Ms. Baird	41,000	$506,350	177,295	$1,760,259
Dr. Carroll	—	—	27,532	$264,749
Ms. Boughton	12,345	$46,355	38,740	$362,668
Ms. Becklund	15,288	$94,410	30,378	$259,227
Mr. Lee	339,403	$1,664,322	133,316	$1,397,799

DIRECTOR COMPENSATION
Our Board approved the following non-employee director compensation program that became effective upon the closing of the Business Combination.
Each non-employee director is eligible to receive annual cash retainers for their service on our Board and committees as follows. In addition, we reimburse reasonable expenses incurred by our non-employee directors in connection with attendance at Board or committee meetings.
Position	Retainer
Board Member	$40,000
Lead Independent Director	$10,000
Non-Executive Chair of the Board	$30,000
Audit Committee Chair	$20,000
Compensation Committee Chair	$15,000
Nominating and Corporate Governance Committee Chair	$8,000
Audit Committee Member	$10,000
Compensation Committee Member	$7,500
Nominating and Corporate Governance Committee Member	$4,000
The compensation committee will grant to each non-employee director who becomes a new member of the Board an initial award of restricted stock units valued at $350,000 (the “Initial Equity Award”). The Initial Equity Award will be granted on or as soon as reasonably practicable after the date of their election. Subject to the director’s continuous service, the Initial Equity Award will vest with respect to one-third of the restricted stock units on each of the first three anniversaries of the date of grant of the Initial Equity Award.
In addition, in each subsequent year, the compensation committee may grant to each non-employee director who continues serving on our Board after our annual stockholder meeting an award of restricted stock units valued at $175,000 (the “Annual Equity Award”). The Annual Equity Award will be granted on or as soon as reasonably practicable after the date of our annual stockholder meeting. Subject to the director’s continuous service, the Annual Equity Award will vest in full on the earlier of (x) the date that is 12 months following the date of grant of the Annual Equity Award or (y) the date of our next-occurring annual stockholder meeting.
If a new non-employee director joins our Board on a date other than the date of our annual stockholder meeting, then such non-employee director will be granted a pro rata portion of the Annual Equity Award based on the period of service completed beginning on such non-employee director’s appointment or election to our Board and ending on the date of our next occurring annual stockholder meeting.
Both the Initial Equity Award and each Annual Equity Award will vest in full if we are subject to a change in control prior to the termination of the non-employee director’s continuous service.
The table below shows the compensation and benefits applicable to our non-employee directors for 2021.
Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
Alex Bard	$35,625	$596,306	$631,931
Ambar Bhattacharyya	$22,889	$349,998	$372,887
Dr. Patrick Carroll*	—	—	—
Dr. Delos Cosgrove	$34,167	$142,016	$176,183
Kirsten Green	$43,125	$596,306	$639,431
Jules Maltz	$48,750	$596,306	$645,056
Lynne Chou O’Keefe	$37,500	$229,083	$266,583
Andrea Perez	$22,889	$349,998	$372,887
David Wells	$45,000	$229,083	$274,083
*
Dr. Carroll was appointed to our Board effective February 1, 2022, and therefore received no compensation related to his directorship in 2021. At December 31, 2021, Dr. Carroll had 415,380 stock options and 62,843 RSUs outstanding that had been granted while he was an employee with the Company.

(1)	The amounts in this column include the total cash retainer and where applicable, retainers for committee chairs, committee members, and Lead Independent Director.
(2)
The amounts in this column include the aggregate grant date fair value of RSUs granted to the director during the year ended December 31, 2021, computed in accordance with FASB ASC Topic 718. As of December 31, 2021, Dr. Cosgrove had 90,586 stock options outstanding. The directors had the following RSUs outstanding as of December 31, 2021: A. Bard, 39,181; A. Bhattacharyya, 27,365; Dr. Cosgrove, 4,519; K. Green, 39,181; J. Maltz, 39,181; L. O’Keefe, 120,538; A, Perez, 27,365; and D. Wells, 120,538.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes information, as of December 31, 2021, relating to our equity compensation plans, pursuant to which grants of stock options, restricted stock units or other right to acquire shares of our Class A Common Stock may be granted from time to time.
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (A)	Weighted- average exercise price of outstanding options, warrants and rights (B)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A) (C)
Equity compensation plans approved by stockholders	19,252,209(1)	$3.51(2)	21,795,844(3)
Equity compensation plans not approved by stockholders	—	—	—
Total	19,252,209		21,795,844
(1)	Includes an aggregate of 15,270,209 stock options with a weighted average exercise price of $3.51 and a weighted average remaining life of 6 years, and 3,982,000 restricted stock units.
(2)	The weighted average exercise price of outstanding stock options excludes restricted stock units because they have no exercise price.
(3)
The number includes 17,795,844 shares of Class A Common Stock available for issuance under the 2020 Equity Incentive Plan and 4,000,000 shares of Class A Common Stock available for issuance under the 2020 Employee Stock Purchase Plan. The 2020 Equity Incentive Plan provides for an annual increase in shares available for issuance; on the first day of each fiscal year of the Company during the term of the Plan, commencing on January 1, 2022 and ending on (and including) January 1, 2031, the aggregate number of shares of common stock that may be issued under the Plan shall automatically increase by a number equal to (a) 5% of the sum of (i) the total number of shares of Class A Common Stock plus (ii) the total number of shares of Class V Common Stock actually issued and outstanding on the last day of the preceding fiscal year or (b) a lesser number of shares of common stock (including zero) determined by the Board. The 2020 Employee Stock Purchase Plan also provides for an annual increase in shares available for issuance: on the first day of each fiscal year of the Company during the term of the Plan, commencing on January 1, 2022 and ending on (and including) January 1, 2041, the aggregate number of shares of Stock that may be issued under the Plan shall automatically increase by a number equal to the lesser of (i) one percent (1%) of the sum of (1) the total number of shares of Class A Common Stock plus (2) the total number of shares of Class V Common Stock actually issued and outstanding on the last day of the preceding fiscal year, (ii) 12,000,000 shares of common stock (subject to adjustment as set forth in the Plan), or (iii) a number of shares of common stock determined by the Board.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Change in Independent Registered Accounting Firm
As previously disclosed in a Current Report on Form 8-K, filed January 26, 2021, on January 25, 2021, the audit committee of the Board approved a resolution appointing KPMG LLP (“KPMG”) as Hims & Hers’ independent registered public accounting firm to audit Hims & Hers’ consolidated financial statements for the fiscal year ending December 31, 2021. KPMG served as the independent registered public accounting firm of Hims prior to the Business Combination. Accordingly, WithumSmith + Brown, PC (“Withum”), OAC’s independent registered public accounting firm prior to the Business Combination, was informed that it would be replaced by KPMG as Hims & Hers’ independent registered public accounting firm, effective upon completion of its audit of Hims & Hers’ consolidated financial statements for the fiscal year ending December 31, 2020, which consist only of the accounts of OAC prior to the Business Combination.
In the Form 8-K, we disclosed that the reports of Withum on OAC’s financial statements as of and for the fiscal years ended December 31, 2019 and December 31, 2018 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles.
In addition, the report of Withum on OAC’s financial statements as of and for the fiscal year ended December 31, 2020 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainties, audit scope or accounting principles.
In the Form 8-K, we disclosed that during OAC’s fiscal years ended December 31, 2019 and December 31, 2018 and the subsequent interim period through January 20, 2021, there were no disagreements between OAC and Withum on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Withum, would have caused it to make reference to the subject matter of the disagreements in its reports on OAC’s financial statements for such years.
In addition, through May 14, 2021, the date of Withum’s opinion with respect to the balance sheets of the Company as of December 31, 2020 and 2019, and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2020 and 2019, and for the period from April 9, 2019 (inception) through December 31, 2019 the related notes, there were no disagreements between Hims & Hers and Withum on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Withum, would have caused it to make reference to the subject matter of the disagreements in its reports on Hims & Hers’ financial statements for such year.
In the Form 8-K, we disclosed that during OAC’s fiscal years ended December 31, 2019 and December 31, 2018 and the subsequent interim period through January 20, 2021, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).
In addition, through May 14, 2021, the date of Withum’s opinion with respect to the balance sheets of the Company as of December 31, 2020 and 2019, and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2020 and 2019, and for the period from April 9, 2019 (inception) through December 31, 2019 the related notes, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act).
In the Form 8-K, we disclosed that during the fiscal years ended December 31, 2019 and December 31, 2018 and the subsequent interim periods through January 20, 2021, neither Hims & Hers, nor any party on behalf of Hims & Hers, consulted with KPMG with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of the audit opinion that might be rendered with respect to Hims & Hers’ consolidated financial statements, and no written report or oral advice was provided to Hims & Hers by KPMG that was an important factor considered by Hims & Hers in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was subject to any disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).
In addition, during the subsequent period through May 14, 2021, neither Hims & Hers, nor any party on behalf of Hims & Hers, consulted with KPMG with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of the audit opinion that might be rendered with respect to Hims & Hers’ consolidated financial statements, and no written report or oral advice was provided to Hims & Hers by KPMG that was an important factor considered by Hims & Hers in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was subject to any disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).
We provided Withum with a copy of the foregoing disclosures made by the Company in the Form 8-K and requested that Withum furnish Hims & Hers with a letter addressed to the SEC stating whether it agrees with the statements made by Hims & Hers set forth above. A copy of Withum’s letter, dated on January 26, 2021, was filed as an exhibit to the Form 8-K. We also provided each of Withum and KPMG with a copy of the foregoing additional disclosures and an opportunity to each to present its views in a brief statement to be included in this proxy statement if it believes that any of the statements made by the Company under this section “Change in Independent Registered Public Accounting Firm” are incorrect or incomplete. Each of Withum and KPMG advised Hims & Hers that it reviewed the disclosures under this section “Change in Independent Registered Public Accounting Firm” and has no basis on which to submit such a statement.
Audit, Audit-Related, Tax and All Other Fees
The table below sets forth the aggregate fees billed by and paid to Withum in 2019, 2020 and 2021.
	2019	2020	2021
Audit Fees(1)	$94,525	$69,010	$64,375
(1)
Audit fees include fees for services performed to comply with the standards established by the Public Company Accounting Oversight Board, including the audit of our consolidated financial statements. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal independent auditor reasonably can provide, such as consent and assistance with and review of our SEC filings.

Independent Registered Accounting Firm for 2022
The audit committee has selected KPMG LLP as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2022. Although action by the stockholders on this matter is not required, the audit committee and the Board of Directors believe it is appropriate to seek stockholder ratification of this selection in light of the role played by the independent registered public accounting firm in reporting on the Company’s consolidated financial statements. Ratification requires the affirmative vote of a majority of eligible shares present at the Annual Meeting, online or by proxy, and voting thereon. If this appointment is not ratified by the stockholders, the Audit Committee may reconsider its selection.
One or more representatives of KPMG LLP are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
Audit, Audit-Related, Tax and All Other Fees
The table below sets forth the aggregate fees billed by KPMG in 2021.
2021
Audit Fees(1)	$2,729,087
Audit-Related Services Fees(2)	$115,000
Total	$2,844,087
(1)
Audit fees include fees for services performed to comply with the standards established by the Public Company Accounting Oversight Board, including the audit of our consolidated financial statements. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal independent auditor reasonably can provide, such as consent and assistance with and review of our SEC filings.

(2)
Audit-Related Services Fees include fees related to our 8-K filings, S-1 filings, comfort letter rendered in connection with a securities offering, and audit of recast of previously issued consolidated financial statements.

Approval Policies and Procedures
The formal written charter for our audit committee requires that the audit committee (i) review and approve, in advance, the scope and plans for the audits and the audit fees and (ii) approve in advance (or, where permitted under the rules and regulations of the SEC, subsequently) all non-audit and tax services to be performed by the independent auditor that are not otherwise prohibited by law or regulations and any associated fees. Our audit committee has adopted pre-approval policies and procedures for the engagement of independent accountants to render services to the Company. The pre-approval policies and procedures provides a list of pre-approved services that describes in detail the particular audit, audit-related, tax, and other services that have the pre-approval of the audit committee pursuant to the policy. With respect to each proposed pre-approved service, KPMG must provide the audit committee with detailed back-up documentation regarding the specific services to be provided. The term of any pre-approval is 12 months from the date of pre-approval, unless the audit committee specifically provides for a different period. All other audit and non-audit services not included from time to time in the list of pre-approved services must be specifically pre-approved by the audit committee. Pursuant to the policy, pre-approval authority is delegated to the chair of the audit committee, or to one or more of its other members designated by the chair, and such person is to report any pre-approval decisions to the audit committee at its next scheduled meeting for ratification. The audit committee pre-approved all services provided by KPMG during fiscal 2021 in accordance with the pre-approval policies and procedures.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Hims & Hers under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
The audit committee of our Board is comprised of three non-employee directors and operates under a written charter adopted by our Board. Our Board annually reviews the NYSE listing standards’ definition of independence for audit committee members and has determined that each member of the audit committee meets that standard. Our Board has determined that Mr. Bhattacharyya is financially literate and that Ms. O’Keefe and Mr. Wells each qualifies as an audit committee financial expert within the meaning of SEC regulations and have accounting or related financial management expertise under the NYSE listing standards.
The principal purpose of the audit committee is to assist our Board in its general oversight of our accounting and financial reporting processes and audits of our financial statements. The audit committee is responsible for selecting and engaging our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The audit committee’s function is more fully described in its charter, which our Board adopted and which the audit committee reviews on an annual basis.
In the performance of its oversight function, the audit committee reviewed and discussed with management and the independent auditor the previously issued audited financial statements of Hims for the year ended December 31, 2020 (as recast, the “Hims Financial Statements”) and the audited financial statements of Hims & Hers for the year ended December 31, 2021 (the “Hims & Hers Financial Statements”) and the assessment of Hims & Hers’ internal control over financial reporting.
The audit committee has retained KPMG LLP as the Company’s independent auditor for 2022.
The audit committee also discussed with the independent registered public accounting firm of Hims and of Hims & Hers the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. The audit committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence and discussed the independent accountants’ independence with the independent accountants.
Based upon the review and discussions referred to above, the audit committee recommended to the Board that the Hims & Hers Financial Statements be included in the 2021 Annual Report.
Submitted by the Audit Committee of the Board of Directors:
David Wells (chair)
Ambar Bhattacharyya
Lynne Chou O’Keefe

PROPOSAL 1
ELECTION OF DIRECTORS
Our Board currently consists of ten directors. The term of each of our ten directors expires at the Annual Meeting.
Our Board has nominated Andrew Dudum, Alex Bard, Ambar Bhattacharyya, Dr. Patrick Carroll, M.D., Dr. Delos Cosgrove, M.D., Kirsten Green, Jules Maltz, Lynne Chou O’Keefe, Andrea Perez, and David Wells for election at the Annual Meeting. If they are elected, they will serve on our Board until our 2023 annual meeting of stockholders and until their respective successors have been elected and qualified. The nominees for director at the Annual Meeting, their ages as of March 30, 2022, their positions and offices held with the Company are set forth below. Other biographical information for the members of our Board is set forth in this proxy statement under the heading “Directors, Executive Officers and Corporate Governance—Directors and Executive Officers.”
For so long as the shares of Class V Common Stock held by Mr. Dudum and his affiliates and permitted transferees continue to remain outstanding, our Restated Certificate of Incorporation provides that our Board will not be classified into three classes of directors and all of our directors will stand for reelection each year.Following the date on which all shares of Class V Common Stock “sunset” and convert into shares of Class A Common Stock on a one-for-one basis, the Board will be classified into three classes of directors, each of whom will hold office for a three-year term.
Each person nominated for election has agreed to serve if elected. Directors are elected by a plurality of the votes properly cast in person or by proxy. This means that nominees receiving the highest number of “For” votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nine nominees named below. However, if you are a street name stockholder, which means that your shares are held by a broker, bank or other nominee, your shares will not be voted for the election of directors unless you have provided voting instructions to your nominee.
NOMINEES AT THE ANNUAL MEETING
Name	Age	Position(s) with Hims & Hers
Andrew Dudum	33	Chief Executive Officer, Director and Chairman
Alex Bard	47	Director
Ambar Bhattacharyya	39	Director
Dr. Patrick Carroll, M.D.	64	Director
Dr. Delos Cosgrove, M.D.	81	Director
Kirsten Green	50	Director
Jules Maltz	42	Director
Lynne Chou O’Keefe	45	Director
Andrea Perez	41	Director
David Wells	50	Director
We believe that the director nominees reflect a Board that is comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have broad, business related knowledge and experience at the policy-making level in business, government, or technology, including their understanding of the Company’s industry and business in particular, (iv) have individual qualifications, relationships, and experience that would increase the overall effectiveness of the Board, (v) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members, (vi) are committed to enhancing stockholder value, and (vii) have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Specific experiences, qualifications, attributes or skills of nominees that contributed to our conclusion that the nominees should serve as directors are noted in their biographies.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” EACH OF THE TEN DIRECTOR NOMINEES.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF KPMG LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR
ENDING DECEMBER 31, 2022
The audit committee appoints our independent registered public accounting firm. In this regard, the audit committee evaluates the qualifications, performance and independence of our independent registered public accounting firm and determines whether to re-engage our current firm. As part of its evaluation, the audit committee considers, among other factors, the quality and efficiency of the services provided by the firm, including the performance, technical expertise, industry knowledge and experience of the lead audit partner and the audit team assigned to our account; the overall strength and reputation of the firm; the firm’s global capabilities relative to our business; and the firm’s knowledge of our operations. KPMG LLP (“KPMG”) has served as the independent registered public accounting firm of Hims & Hers and its predecessors since 2019. Neither KPMG nor any of its members has any direct or indirect financial interest in or any connection with us in any capacity other than as our auditors and providing audit and permissible non-audit related services. Upon consideration of these and other factors, the audit committee has appointed KPMG to serve as our independent registered public accounting firm for the year ending December 31, 2022.
Neither our bylaws nor other governing documents or applicable law require stockholder ratification of the selection of KPMG as our independent registered public accounting firm. However, the Board is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee of our Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee of our Board in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Representatives of KPMG are expected to be present at the Annual Meeting and will have the opportunity to make statements if they desire to do so and to respond to appropriate questions.
The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting will be required to ratify the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Abstentions and broker non-votes will be counted as present for purposes of determining the presence of a quorum but will not be considered as votes cast for or against this proposal and will therefore have no effect on the outcome of the vote.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE
FISCAL YEAR ENDING DECEMBER 31, 2022.

PROPOSAL 3
NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION
We are asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. Although this is an advisory vote, and is not binding on us or our Board of Directors, the views expressed by our stockholders, whether through this vote or otherwise, are important to management and the Board, and accordingly, the Board and the compensation committee intend to review and consider the voting results when making future decisions regarding our executive compensation programs. This “say-on-pay” vote is required pursuant to Section 14A of the Exchange Act and is considered good corporate governance.
As we explain in the Compensation Discussion and Analysis (“CD&A”) in this proxy statement, our executive compensation programs are designed to attract, reward and retain our named executive officers, who are vital to the success of our Company. Our programs reward our named executive officers for achieving specific annual and strategic goals. We strongly encourage you to review the CD&A.
The compensation committee reviews the compensation programs for our named executive officers to ensure the executive compensation structure aligns with our stockholders’ interests and current market practices. All committee members are independent directors who apply generally accepted governance practices to compensation decisions.
We believe that our executive compensation design, policy and strategy are critical in motivating our executives to seek innovative solutions that contribute to Hims & Hers’ continued success. Accordingly, our Board of Directors is asking our stockholders to indicate their support for the compensation of our named executive officers, as described in this proxy statement, by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement.”
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.

PROPOSAL 4
NON-BINDING ADVISORY VOTE ON ANNUAL VOTE ON EXECUTIVE COMPENSATION
We are asking stockholders to vote on whether future advisory votes on executive compensation as discussed in Proposal 3 should occur every year, every two years or every three years. This vote is required pursuant to Section 14A of the Exchange Act and is considered good corporate governance.
Upon review, our Board of Directors has determined that an advisory vote on executive compensation that occurs annually is the most appropriate choice for our Company. The Company and the Board feel that an advisory vote each year on executive compensation encourages ongoing engagement and dialogue. While the Company’s executive compensation programs are designed to promote a connection between pay and performance, the Board recognizes that executive compensation disclosures are made annually and welcomes stockholder input on our compensation philosophy, policies and practices. Accordingly, our Board unanimously recommends that you vote for a one-year interval for such future votes.
Stockholders are not voting to approve or disapprove our Board’s recommendation. Instead, stockholders may indicate their preference regarding the frequency of future non-binding advisory “say-on-pay” votes by selecting one year, two years or three years. Stockholders that do not have a preference regarding the frequency of future advisory votes may abstain from voting on the proposal. For the reasons discussed above, we are asking our stockholders to vote to hold advisory votes on the compensation for our named executive officers every year.
Although this is an advisory vote, and is not binding on us or our Board of Directors, the views expressed by our stockholders, whether through this vote or otherwise, are important to management and the Board, and accordingly, the Board and the compensation committee intend to review and consider the voting results when determining how often we should submit to stockholders an advisory vote to approve the compensation of our named executive officers.
You may cast your vote by choosing the option of one year, two years, three years, or abstain from voting in response to the resolution set forth below:
“RESOLVED, that the stockholders wish the Company to include a non-binding advisory vote on the compensation of the Company’s named executive officers pursuant to Section 14A of the Securities Exchange Act every:
•	one year
•	two years; or
•	three years.”
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR “ONE YEAR”
AS THE PREFERRED FREQUENCY OF FUTURE ADVISORY STOCKHOLDER VOTES TO APPROVE
NAMED EXECUTIVE OFFICER COMPENSATION.

ADDITIONAL INFORMATION
STOCKHOLDER NOMINATIONS AND PROPOSALS FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS
Pursuant to SEC Rule 14a-8, some stockholder proposals may be eligible for inclusion in the Company’s proxy statement for the 2023 annual meeting of stockholders. To be considered for inclusion in next year’s proxy statement, stockholder proposals must be received by our Secretary at our principal executive office, located at 2269 Chestnut Street, #523, San Francisco, California 94123, no later than the close of business on December 31, 2022.
Proposals to be presented at our 2023 annual meeting of stockholders that are not intended for inclusion in the proxy statement must be submitted in accordance with the applicable advance notice provisions of our bylaws. Our bylaws provide that, for stockholder nominations to the Board or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to our Secretary at to our principal executive office, located at 2269 Chestnut Street, #523, San Francisco, California 94123. To be timely, a notice must be received by our Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. If, however, the date of the annual meeting in any given year is advanced by more than 30 days, or delayed by more than 70 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the 10th day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. Assuming the date of our 2022 annual meeting of stockholders is not so advanced or delayed, stockholders who wish to make a proposal at the 2023 annual meeting of stockholders must notify us no earlier than February 2, 2023 and no later than March 4, 2023. Such notice must provide the information required by our bylaws with respect to each matter the stockholder proposes to bring before the 2023 annual meeting of stockholders. You are advised to review our bylaws, which describe such information and other requirements about advance notice of stockholder proposals and director nominations. A copy of our current bylaws may be found in the investor relations section of our website at https://investors.forhims.com/governance. In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 3, 2023.
STOCKHOLDERS SHARING THE SAME ADDRESS
If you reside at the same address as one or more other Hims & Hers stockholders, your broker, bank or other nominee may have sent you a notice explaining that your household will receive only one annual report and proxy statement for each company in which you hold stock through that broker, bank or other nominee. This practice of sending only one copy of proxy materials is known as “householding.” This procedure reduces printing costs and postage fees and also helps protect the environment. If you received a householding communication, only one copy of our proxy materials will be sent to your address, unless different instructions were given by any stockholder at that address.
Upon written or oral request, the Company will promptly deliver a separate copy of the proxy materials to any stockholder at a shared address to which a single copy of documents was delivered. If you and another stockholder of record with whom you share an address participate in householding and you wish to receive an individual copy of our Proxy Materials now or discontinue your future participation in householding, please contact Broadridge Financial Solutions, Inc. toll-free at 1-866-540-7095 or by writing to Broadridge Financial Solutions, Inc., Attn: Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Any stockholders who share the same address and receive multiple copies of our proxy materials who wish to receive only one copy in the future can contact their bank, broker or other nominee or our investor relations department at the address or telephone number listed above.
OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters as Hims & Hers may recommend.
It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote at your earliest convenience on the Internet or by telephone as instructed, or by executing and returning a proxy card in the envelope provided.

APPENDIX A
Non-GAAP Financial Measures
In addition to our financial results determined in accordance with U.S. GAAP, we present Adjusted EBITDA (as defined below), a non-GAAP financial measure. We use Adjusted EBITDA to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that Adjusted EBITDA, when taken together with the corresponding U.S. GAAP financial measure, provides meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our business, results of operations, or outlook. We consider Adjusted EBITDA to be an important measure because it helps illustrate underlying trends in our business and our historical operating performance on a more consistent basis. We believe that the use of Adjusted EBITDA is helpful to our investors as it is a metric used by management in assessing the health of our business and our operating performance.
However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with U.S. GAAP. In addition, other companies, including companies in our industry, may calculate similarly-titled non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of Adjusted EBITDA as a tool for comparison. A reconciliation is provided below for Adjusted EBITDA to net loss, the most directly comparable financial measure stated in accordance with U.S. GAAP. Investors are encouraged to review net loss and the reconciliation of Adjusted EBITDA to net loss, and not to rely on any single financial measure to evaluate our business.
Adjusted EBITDA is a key performance measure that our management uses to assess our operating performance. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning purposes. Adjusted EBITDA is defined as net loss before depreciation and amortization, (benefit) provision for income taxes, interest income, interest expense, amortization of debt issuance costs, stock-based compensation, change in fair value of liabilities, one-time bonuses and warrant expense in connection with the combination of Hims, Inc. (“Hims”) and Oaktree Acquisition Corp. (“OAC”), with Hims continuing as the surviving entity and as a wholly-owned subsidiary of OAC, which changed its name to Hims & Hers Health, Inc. (the “Merger”), and acquisition-related costs, which include professional services and consideration paid for employee equity with vesting requirements incurred directly as a result of acquisitions.
Some of the limitations of Adjusted EBITDA include (i) Adjusted EBITDA does not properly reflect capital commitments to be paid in the future, and (ii) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures. In evaluating Adjusted EBITDA, you should be aware that in the future we will incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by these expenses or any unusual or non-recurring items. We compensate for these limitations by providing specific information regarding the U.S. GAAP items excluded from Adjusted EBITDA. When evaluating our performance, you should consider Adjusted EBITDA in addition to, and not a substitute for, other financial performance measures, including our net loss and other U.S. GAAP results.
A-1

Net Loss to Adjusted EBITDA Reconciliation
(In Thousands, Unaudited)
	Year Ended December 31,
	2021	2020
Net loss	$(107,659)	$(18,114)
Depreciation and amortization	4,075	1,057
(Benefit) provision for income taxes	(3,136)	127
Interest income	(390)	(448)
Interest expense	—	10
Amortization of debt issuance costs	144	322
Stock-based compensation	67,211	5,831
Change in fair value of liabilities	(3,802)	3,101
Merger bonuses	5,219	—
Warrant expense in connection with Merger	154	—
Acquisition-related costs	8,105	—
Adjusted EBITDA	$(30,079)	$(8,114)
A-2

hims & hers

HIMS & HERS HEALTH, INC.
2269 CHESTNUT ST., #523
SAN FRANCISCO, CA 94123

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 1, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/HIMS2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 1, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D85262-P69063

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HIMS & HERS HEALTH, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Andrew Dudum
02) Alex Bard
03) Ambar Bhattacharyya
04) Dr. Patrick Carroll, M.D.
05) Dr. Delos Cosgrove, M.D.
06) Kirsten Green
07) Jules Maltz
08) Lynne Chou O'Keefe
09) Andrea Perez
10) David Wells

The Board of Directors recommends you vote FOR the following proposals:

The Board of Directors recommends you vote 1 Year on the following proposal:

	1 Year	2 Years	3 Years	Abstain
4. Advisory approval of the frequency of a non-binding stockholder vote to approve the Company's executive compensation every 1, 2 or 3 years.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

D85263-P69063

HIMS & HERS HEALTH, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS
JUNE 2, 2022

The stockholder(s) hereby appoint(s) Andrew Dudum and Oluyemi Okupe, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock and/or Class V Common Stock of Hims & Hers Health, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held via live webcast at www.virtualshareholdermeeting.com/HIMS2022 at 11:00 a.m., Pacific Time on Thursday, June 2, 2022, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3, AND 1 YEAR ON PROPOSAL 4.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE